Exhibit 2.2

ASSET PURCHASE AGREEMENT

Dated as of July 18, 2012

among

Newport Television LLC,
Newport Television License LLC

and

Mission Broadcasting, Inc.

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TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE OF ASSETS                                                                                     2
1.1           PURCHASE AND SALE OF PURCHASED ASSETS                                                                                                                     2
1.2           EXCLUDED ASSETS                                                      4
1.3           ASSUMPTION OF OBLIGATIONS                                                                           6
1.4           PURCHASE PRICE                                           7
1.5           ESCROW DEPOSIT                                           7
1.6           PRORATIONS AND ADJUSTMENTS                                                                                     7
1.7           ALLOCATION                                9
1.8           CLOSING                                9
1.9           GOVERNMENTAL CONSENTS                                                                           10
1.10           MULTI-STATION CONTRACTS                                                                           13
ARTICLE 2 SELLER REPRESENTATIONS AND WARRANTIES                                                                                                                                          13
2.1           ORGANIZATION                                           13
2.2           AUTHORIZATION                                           13
2.3           NO CONFLICTS                                           14
2.4           FCC LICENSES                                           14
2.5           TAXES                      15
2.6           TANGIBLE PERSONAL PROPERTY                                                                                     16
2.7           REAL PROPERTY/LEASES                                                                17
2.8           CONTRACTS                                18
2.9           ENVIRONMENTAL                                                      19
2.10           INTANGIBLE PROPERTY                                                                19
2.11           EMPLOYEES; LABOR MATTERS                                                                           20
2.12           INSURANCE                                22
2.13           COMPLIANCE WITH LAW; PERMITS                                                                                     22
2.14           LITIGATION                                22
2.15           FINANCIAL STATEMENTS                                                                22
2.16           ABSENCE OF CHANGES                                                                22
2.17           PURCHASED ASSETS; SUFFICIENCY                                                                                     23
2.18           NO BROKERS                                23
ARTICLE 3 BUYER REPRESENTATIONS AND WARRANTIES                                                                                                                                          23
3.1           ORGANIZATION                                           23
3.2           AUTHORIZATION                                           23
3.3           NO CONFLICTS                                           24
3.4           LITIGATION                                24
3.5           QUALIFICATION                                           24
3.6           FINANCING                                24
3.7           SOLVENCY                                25
3.8           PROJECTIONS AND OTHER INFORMATION                                                                                                           25
3.9           BROKERS                                26
ARTICLE 4 CERTAIN COVENANTS                                                                                     26
4.1           SELLER’S COVENANTS                                                                26
4.2           COOPERATION WITH FINANCING                                                                                     29
4.3           CARVE-OUT FINANCIAL STATEMENTS                                                                                                31
ARTICLE 5 JOINT COVENANTS                                                                           31
5.1           CONFIDENTIALITY                                                      31
5.2           ANNOUNCEMENTS                                                      31
5.3           CONTROL                                32
5.4           RISK OF LOSS                                           32
5.5           CONSENTS                                33
5.6           EMPLOYEES                                33
5.7           ACCOUNTING SERVICES; ACCESS TO AND RETENTION OF RECORDS37
5.8           FURTHER ACTION                                           37
5.9           NOTICE                      37
5.10           [TITLE INSURANCE; SURVEY]                                                                           38
5.11           ENVIRONMENTAL ASSESSMENTS; PHASE I INVESTIGATIONS38
5.12           ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE                                                                                                                                39
5.13           COOPERATION                                           41
5.14           TAX RETURNS AND PAYMENTS                                                                           41
5.15           FULFILLMENT OF CONDITIONS                                                                           41
5.16           FURTHER ACTION REGARDING INTANGIBLE PROPERTY42
5.17           SUBLICENSE UNDER NEXGEN SOURCE CODE                                                                                                           42
5.18           FINANCING                                43
5.19           INERGIZE CONTRACTS WITH OTHER SELLER STATIONS44
ARTICLE 6 SELLER CLOSING CONDITIONS                                                                                                           44
6.1           REPRESENTATIONS AND COVENANTS                                                                                                44
6.2           PROCEEDINGS                                           45
6.3           FCC AUTHORIZATION                                                      45
6.4           HART-SCOTT-RODINO                                                      45
6.5           DELIVERIES                                45
6.6           CONSENTS                                45
ARTICLE 7 BUYER CLOSING CONDITIONS                                                                                                           45
7.1           REPRESENTATIONS AND COVENANTS                                                                                                45
7.2           PROCEEDINGS                                           46
7.3           FCC AUTHORIZATION                                                      46
7.4           HART-SCOTT-RODINO                                                      46
7.5           DELIVERIES                                46
7.6           CONSENTS                                46
7.7           NO MATERIAL ADVERSE EFFECT                                                                                     46
7.8           PROVIDENCE GUARANTEE                                                                47
ARTICLE 8 CLOSING DELIVERIES                                                                                     47
8.1           SELLER DOCUMENTS                                                      47
8.2           BUYER DOCUMENTS                                                      48
ARTICLE 9 SURVIVAL; INDEMNIFICATION                                                                                                           49
9.1           SURVIVAL                                49
9.2           INDEMNIFICATION                                                      49
9.3           PROCEDURES WITH RESPECT TO THIRD PARTY CLAIMS51
9.4           NO SPECIAL DAMAGES, MITIGATION                                                                                                51
9.5           OFFSET                      52
9.6           TREATMENT OF INDEMNITY BENEFITS                                                                                                52
9.7           ENVIRONMENTAL LIABILITIES                                                                           52
9.8           EXCLUSIVE REMEDIES                                                                52
9.9           EFFECT OF INVESTIGATION                                                                           53
ARTICLE 10 TERMINATION AND REMEDIES                                                                                                           53
10.1           TERMINATION                                           53
10.2           CURE PERIOD                                           54
10.3           TERMINATION AND SURVIVAL                                                                           54
10.4           SPECIFIC PERFORMANCE                                                                54
10.5           LIQUIDATED DAMAGES                                                                55
10.6           RETURN OF ESCROW DEPOSIT                                                                           55
ARTICLE 11 MISCELLANEOUS                                                                           56
11.1           EXPENSES                                56
11.2           FURTHER ASSURANCES                                                                56
11.3           ASSIGNMENT                                56
11.4           NOTICES                      57
11.5           AMENDMENTS                                           57
11.6           ENTIRE AGREEMENT                                                      58
11.7           SEVERABILITY                                           58
11.8           THIRD PARTY BENEFICIARIES                                                                           58
11.9           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL58
11.10                      NEUTRAL CONSTRUCTION                                                                59
11.11                      COOPERATION                                           59
11.12                      COUNTERPARTS; DELIVERY BY FACSIMILE/EMAIL59
11.13                      INTERPRETATION                                           59
11.14                      CERTAIN DEFINITIONS                                                                60
11.15                      BULK TRANSFER                                           65
11.16                      MUTUAL NON-RECOURSE                                                                65

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TABLE OF CONTENTS

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Exhibits

Exhibit A	Stations

Schedules

Schedule 1.1(a)                                FCC Licenses
Schedule 1.1(b)                                Tangible Personal Property
Schedule 1.1(c)(i)                                           Owned Real Property
Schedule 1.1(c)(ii)                                           Real Property Leases
Schedule 1.1(d)                                Purchased Contracts
Schedule 1.1(e)                                Intangible Property
Schedule 1.2(d)                                Seller Marks
Schedule 1.2(m)                                           Certain Excluded Assets
Schedule 1.2(q)                                Certain Excluded Assets
Schedule 1.3                                Assumed Obligations
Schedule 1.9(a)                                Primary FCC Licenses
Schedule 2.3                                Conflicts
Schedule 2.4(a)                                Knowledge
Schedule 2.4(b)                                Certain Notices
Schedule 2.6                                Permitted Liens
Schedule 2.7(b)                                Leased Real Property
Schedule 2.7(d)                                Real Property
Schedule 2.9                                Environmental Exceptions
Schedule 2.10(a)                                           Certain Intangible Property
Schedule 2.10(b)                                           Intangible Property
Schedule 2.10(d)                                           Business Systems
Schedule 2.11                                Employees; Labor Matters
Schedule 2.11                                Collective Bargaining Agreements
Schedule 2.11(c)                                           Benefit Plans
Schedule 2.11(d)                                           Benefit Exceptions
Schedule 2.13                                Compliance with Law; Permits
Schedule 2.14                                Litigation
Schedule 2.15                                Financial Statements
Schedule 2.17                                Purchased Assets; Sufficiency
Schedule 4.1                                Seller’s Covenants
Schedule 5.5(a)                                Required Consents
Schedule 5.6(a)                                Employees
Schedule 5.6(i)                                COBRA Requirements

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 18, 2012, by and among (i) Newport Television LLC, a Delaware limited liability company (“Newport”), Newport Television License LLC, a Delaware limited liability company (“Newport License,” and together with Newport, “Seller” and each, a “Seller”) and (ii) Mission Broadcasting, Inc., a Delaware corporation (“Buyer”).

Recitals

A.           Newport is the owner of the assets (other than the FCC Licenses) used in the operation of the television broadcast stations identified on Exhibit A hereto (each, a “Station” and collectively, the “Stations”) and operate such Stations pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”).

B.           Newport is engaged in the business and operation of the Stations (collectively, the “Business” which, for the avoidance of doubt, shall not include the Other Seller Stations (as defined below)).

C.           The FCC Licenses are held by Newport License (the “FCC Licensee”).

D.           Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE OF ASSETS

1.1 Purchase and Sale of Purchased Assets

.  On the terms and subject to the conditions hereof, at the Closing (as defined below), except as set forth in Section 1.2 and Section 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, in each case free and clear of all Liens (as defined below) other than Permitted Liens (as defined below), and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets, properties and rights of Seller, real and personal, tangible and intangible, that are exclusively or primarily used or exclusively or primarily held for use in the Business (as defined below) (the “Purchased Assets”), including the following:

(a) all licenses, permits and other authorizations issued to the FCC Licensee by the FCC with respect to the Stations (the “FCC Licenses”), and all licenses, permits and authorizations issued by any Governmental Entity (as defined below) other than the FCC applicable to the Business, including those described on Schedule 1.1(a), and including any applications therefor and renewals or modifications thereof between the date hereof and Closing;

(b) all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, servers, traffic systems, graphic systems, audio boards, switchers, back-up generators, radar systems, microwaves, transponders, relays, motor vehicles, computers, computer hardware and peripherals, office equipment, production and news operation equipment, inventory, spare parts and other tangible personal property of every kind and description that are exclusively or primarily used or exclusively or primarily held for use in the Business, in each case, including those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Article 4 (the “Tangible Personal Property”);

(c) all of the real property interests (i) owned by Seller (the “Owned Real Property”), or (ii) leased, subleased, licensed or otherwise occupied by Seller (the “Real Property Leases”) (in the case of both (i) and (ii) above, including any appurtenant easements, building, structures, fixtures and other Improvements located thereon), that is exclusively or primarily used or exclusively or primarily held for use in the Business, including the real property listed on Schedules 1.1(c)(i) and (ii), respectively, (the “Real Property”);

(d) all agreements (whether written or oral) for the sale of advertising time and all other contracts, agreements, leases and licenses, including any employment and severance agreements with Employees (as defined below) or Collective Bargaining Agreements (as defined below) or website development and hosting agreements and agreements for accounts with Twitter, Facebook or other social media companies (including agreements for social media identifications, administrator rights, and tags on Facebook and Twitter accounts), in each case, exclusively or primarily used or exclusively or primarily held for use in the Business, including those listed on Schedule 1.1(d), together with all contracts, agreements, leases and licenses made between the date hereof and the Closing in accordance with Article 4 (the “Purchased Contracts”); provided that, with respect to employment agreements and severance agreements with Employees and Collective Bargaining Agreements, subject to Section 5.6, Buyer shall only assume such contracts set forth on Schedule 1.1(d) as in effect on the date hereof or entered into prior to the Closing in accordance with the terms hereof, including Section 4.1;

(e) all of Seller’s rights in any Intellectual Property (as defined below) exclusively or primarily used or exclusively or primarily held for use in the Business but, for the avoidance of doubt, excluding any Intellectual Property exclusively or primarily used in connection with any station or business unit of Seller that is not a Station or a part of the Business (the “Other Seller Stations”), in each case together with all goodwill associated therewith, including all Intellectual Property listed on Schedule 1.1(e) (the “Intangible Property”).  For purposes of this Agreement, “Intellectual Property” means all call letters, trademarks, trade names, service marks, designs, trade names, patents, inventions, trade secrets, know-how, processes, methods, techniques, Internet domain names, websites, web content, databases, software or applications (including user-applications, source code, executable code, systems, tools, data, firmware and related documentation), copyrights and other works of authorship, programs and programming material, jingles, slogans, logos, content, all applications, registrations and renewals relating to any of the foregoing, any other intellectual property rights or proprietary rights in or arising from any of the foregoing, and in all tangible embodiments of the foregoing, including all licenses, sublicenses and other rights granted and obtained with respect thereto, and rights thereunder, including rights to collect royalties, products and proceeds, rights to sue and bring other claims and seek remedies against past, present and future infringements or misappropriations thereof or other conflicts therewith, rights to recover damages or lost profits in connection therewith, and other rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith, and otherwise to seek protection or enforcement of interests therein under the Laws of all jurisdictions;

(f) [intentionally omitted]; and

(g) Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof at Seller’s sole discretion) to the extent relating to the Business, including the Business’ local public files, programming information and studies, signal and program carriage agreements, engineering files, data, drawings, blueprints, schematics, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs and copies of all personnel files related to Transferred Employees, but excluding records to the extent relating to Excluded Assets (as defined below) or the Other Seller Stations (the “Purchased Documents”).

(h) Seller, by written notice to Buyer, may update Schedule 1.1(d) at any time before the Closing to (i) subject to the proviso set forth in Section 1.1(d), add any contract, agreement or lease entered into by Seller after the date of this Agreement and before the Closing, in compliance with Section 4.1, that would have qualified as a Purchased Contract if it had been in effect on the date of this Agreement and (ii) remove any Purchased Contract that is described in Section 1.2(d) that after the date of this Agreement and before the Closing has expired or been terminated in compliance with the terms of this Agreement.  All such contracts, agreements and leases that are so added to Schedule 1.1(d) in accordance with this Section 1.1(h) shall, for all purposes of this Agreement, be deemed to be Purchased Contracts and included in the Purchased Assets.  All Purchased Contracts that are so removed from Schedule 1.1(d) in accordance with the terms and conditions of this Agreement shall, for all purposes of this Agreement, thereafter be deemed to be Excluded Assets and shall cease to be Purchased Contracts and shall no longer be included in the Purchased Assets.  Except as otherwise provided in this Agreement, updates to Schedule 1.1(d) in accordance with this Section 1.1(h) will not in any manner affect any condition to the obligations of Buyer to consummate the Closing or the satisfaction thereof.

1.2 Excluded Assets

.  Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include the following assets or any rights, title and interest of Seller therein (the “Excluded Assets”):

(a) all cash and cash equivalents of Seller, including certificates of deposit, commercial paper, treasury bills, marketable securities, checks received and not cashed prior to the Closing, bank accounts, money market accounts, other depository accounts and all such similar accounts or investments;

(b) all tangible and intangible personal property (excluding, for the avoidance of doubt, Intellectual Property) of Seller sold, transferred, retired or otherwise disposed of in compliance with the terms of this Agreement prior to the Closing;

(c) all Purchased Contracts that are terminated in compliance with the terms of this Agreement or expire (and are not renewed or extended by Seller prior to the Closing;

(d) all of Seller’s rights, title and interest in and to (i) any names, trade names or service names of Seller  that are not exclusively or primarily used nor exclusively or primarily held for use in the Business (including the names “Newport Television”, “TV Acquisition LLC”, “Television Holdings LLC”, “Newport Television Holdings LLC” and “Newport Television Licenses LLC”, (ii) the corporate, limited liability company and trade names listed on Schedule 1.2(d), (iii) all URLs and internet domain names consisting of or containing any of the foregoing; and (iv) any variations or derivations of the foregoing that include the word “Newport” or any confusingly similar term (collectively, the “Seller Marks”);

(e) all contracts of insurance (including Seller’s contracts of health and dental insurance), all coverages and proceeds thereunder and all rights in connection therewith, including rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f) except for any employment and severance agreements and sales commission agreements (whether written or oral) related to the sale of advertising time with Transferred Employees and Collective Bargaining Agreements listed on Schedule 1.1(d), all pension or profit sharing plans, any trusts established to fund benefits under any employee benefit plan and the assets thereof and, any other benefit or compensation plan, program, contract, policy, agreement or arrangement and the assets thereof, if any, maintained, sponsored or contributed to by Seller, or by any ERISA Affiliate, or with respect to which any of them has any liability or obligation;

(g) any rights under any non-transferable shrink-wrapped or click-wrapped licenses of computer software and any other non-transferable licenses of computer software that are not material to the Business;

(h) all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Business, to the extent arising during or attributable to any period prior to the Effective Time (as defined below);

(i) all claims of Seller with respect to any Tax (as defined below) refunds;

(j) Seller’s Accounts Receivable (as defined below) and other current assets not described in Section 1.2(a) above;

(k) all Intellectual Property other than the Intangible Property, including all of Seller’s rights, title and interest in and to any Intellectual Property that is not exclusively or primarily used nor exclusively or primarily held for use in the Business (including any call letters used in connection with any Other Seller Station), and all goodwill arising from any of the foregoing;

(l) (i) each of Seller’s charters or other governance documents, minute books and all books and records relating to the organization, existence or ownership of Seller, (ii) all records, documents, plans and financial records related to the transactions contemplated by this Agreement, (iii) duplicate copies of all Purchased Documents, (iv) all records relating to other Excluded Assets, (v) all personnel files for employees who do not become Transferred Employees and (vi) all files, documents, records, Tax Returns (as defined below), books of account and other materials to the extent not relating exclusively or primarily to the Purchased Assets or the operation of the Business;

(m) all real and personal, tangible and intangible assets of Seller and its Affiliates (as defined below) that are exclusively or primarily used or held exclusively or primarily for use in the operation of the Other Seller Stations (other than any such assets that are used both in the Business and in the Other Seller Stations and listed or described in Schedule 1.2(m));

(n) all capital stock or other equity securities of Seller or of subsidiaries of Seller or their respective Affiliates, and all other equity interests in any entity that are owned beneficially or of record by Seller or its Affiliates;

(o) all intercompany debts, obligations and other contracts, leases, agreements and arrangements among Seller or its Affiliates that are not listed on Schedule 1.1(d);

(p) all rights of Seller under this Agreement, including the right to receive the Purchase Price (as defined below), under any agreement, certificate, instrument or other document executed and delivered in connection with this Agreement or the transactions contemplated hereby and under any side agreement between Seller and Buyer entered into on or after the date of this Agreement;

(q) the assets listed on Schedule 1.2(q), if any; and

(r) the contracts listed on Schedule 1.2(r) (the “Section 1.2(r) Contracts”).

1.3 Assumption of Obligations

.

(a) On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume from Seller (and Buyer shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms) (i) all liabilities and obligations of the Business arising out of, or attributable to, any period of time after the Effective Time, including the liabilities and obligations under those Purchased Contracts that are assumed pursuant to Section 1.1(d) and the FCC Licenses, (ii) the obligations described in Section 5.6, (iii) sales commissions related to the sale of advertisements broadcast on the Stations in accordance with the sales commission plans referenced in Schedule 1.1(d) arising out of, or attributable to, any period of time after the Effective Time, (iv) all obligations and liabilities related to Program Rights (as defined below) arising out of, or attributable to, any period of time after the Effective Time, (v) any and all Taxes with respect to Purchased Assets arising out of, or attributable to, any period of time after the Effective Time, (vi) all other liabilities of Seller listed on Schedule 1.3, and (vii) any liability or obligation to the extent of the amount of credit received by Buyer under Section 1.6 (collectively, the “Assumed Obligations”).  For the avoidance of doubt, performance and stay bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement will not constitute Assumed Obligations.

(b) Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller or relating to the Purchased Assets, of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or before the Effective Time, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller, including any and all liabilities and obligations of or on behalf of Seller for Taxes in respect of taxable periods (or portions thereof) ending on or before the Effective Time and those relating to the Excluded Assets or for borrowed money, including any liability of infringement, misappropriation or other conflict with the Intellectual Property of any third party arising on or before the Effective Time (the “Retained Obligations”).  Seller shall timely perform and discharge in accordance with their respective terms all Retained Obligations.  For purposes of clarity, and not in limitation of the foregoing, Seller shall be solely responsible for any forfeitures, fines and other payments (collectively, “Fines”) imposed by the FCC in connection with the Business’ operations prior to the Closing Date whether such Fines are imposed by the FCC in connection with a Renewal Application (as defined below) or otherwise and regardless of whether such Fines are imposed before or after the Closing Date.

1.4 Purchase Price

.  In consideration for the sale of the Purchased Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Seller the sum of $60,000,000.00 (the “Purchase Price”), subject to adjustment as provided in this Agreement.  The Purchase Price shall be paid at Closing by wire transfer in immediately available funds to an account(s) designated by Seller.

1.5 Escrow Deposit

.  Upon execution and delivery of this Agreement and pursuant to the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) among Buyer, Seller and Wells Fargo Bank, N.A. (the “Escrow Agent”), Buyer shall deposit in escrow with the Escrow Agent in cash an amount equal to $6,000,000.00 (the “Escrow Deposit”) to be held by the Escrow Agent in an escrow fund (the “Escrow Deposit Fund”) pursuant to the terms of this Agreement and the Escrow Agreement.  The Escrow Deposit Fund shall be released to Seller in accordance with Section 10.5 hereof and to Buyer in accordance with Section 10.6 hereof. At the Closing, the Escrow Deposit Fund and all interest on, or other proceeds (the “Earnings”) of, the Escrow Deposit Fund shall be applied toward the Purchase Price.  The parties agree that any Taxes related to the Earnings shall be paid by Buyer.  On the Closing Date, the Escrow Deposit Fund and any Earnings shall be disbursed to Seller and applied to the Purchase Price.

1.6 Prorations and Adjustments

.

(a) All income and expenses arising from the Business, including Assumed Obligations and prepaid expenses, ad valorem and property taxes and assessments (but excluding Seller’s Accounts Receivable), annual regulatory fees payable to the FCC, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer in accordance with the United States generally accepted accounting principles (“GAAP”) to reflect the principle that Seller shall be entitled to all income and be responsible for all expenses arising from the Business through the Effective Time and Buyer shall be entitled to all income and be responsible for all expenses arising from the Business after the Effective Time.

(b) Seller will credit to Buyer the economic value of all accrued and unused vacation time (but not sick leave) that Buyer credits to the Transferred Employees (as defined below) in accordance with Section 5.6, where economic value is the amount equal to (i) the cash compensation that would be payable to each such Transferred Employee at his or her level of compensation on the Closing Date for a period equal to such accrued and unused vacation time plus (ii) the employer’s share of any related Taxes, including FICA taxes and unemployment taxes.

(c) Notwithstanding anything in this Section 1.6 to the contrary, (i) except as set forth herein, with respect to Trade Agreements (as defined below) for the sale of time for goods or services assumed by Buyer, if at the Effective Time, the Trade Agreements have an aggregate negative balance (i.e., the amount by which the value of air time the Stations are obligated to provide after the Effective Time exceeds the fair market value of corresponding goods and services to be received by the Stations after such date), there shall be no proration or adjustment, unless the absolute value of the aggregate negative balance of the Stations’ Trade Agreements together with the absolute value of the aggregate negative balance of the Nexstar Stations’ Trade Agreements (as that term is defined in the Nexstar Agreement) exceeds $100,000, in which event only such excess shall be treated as prepaid time sales of the Stations, and adjusted for as a proration in Buyer’s favor, and (ii) there shall be no proration under this Section 1.6 to the extent there is an aggregate positive balance with respect to the Stations’ Trade Agreements.  For purposes of this Agreement, ”Trade Agreement” means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of a Station in consideration for any property or service other than cash.

(d) There shall be no proration under this Section 1.6 for Program Rights agreements except to the extent that any payments or performance due under such Program Rights agreements relate to a payment period that straddles the Effective Time in which case the amount payable in the payment period will be prorated based on the number of days in such period.  For purposes of this Agreement, “Program Rights” means all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all rights of the Stations under film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

(e) The prorations and adjustments to be made pursuant to this Section 1.6 are referred to as the “Closing Date Adjustments.”  At least five (5) business days prior to the Closing Date, Seller shall estimate all Closing Date Adjustments pursuant to this Section 1.6 and shall deliver a statement of its estimates to Buyer, which statement shall set forth in reasonable detail the basis for those estimates.  At the Closing, the net amount due to Buyer or Seller as a result of the estimated Closing Date Adjustments shall be applied as an adjustment to the Purchase Price, as appropriate.  Within sixty (60) days after the Closing, Buyer shall deliver to Seller a statement of any adjustments to Seller’s estimate of the Closing Date Adjustments, and no later than the close of business on the tenth (10th) day after the delivery of such statement (the “Payment Date”), Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any good faith dispute, the undisputed amount).  During the first sixty (60) days after Closing, each of Buyer and Seller agrees to provide representatives of the other party with prompt reasonable access to its related books, records and employees during regular business hours (or in lieu of such access, copies of reasonably requested materials and telephonic access to such employers shall be provided upon two (2) business days’ prior written notice to such party) for the purpose of preparing the statement of adjustments to Seller’s estimate of the Closing Date Adjustments, all substantially in accordance with the procedures and practices applied by Seller’s business offices.

(f) Except with respect to items that Seller notifies Buyer that it objects to prior to the close of business on the date that is at least one (1) business day prior to the Payment Date, the adjustments set forth in Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date.  If Seller disputes Buyer’s determinations set forth in Buyer’s statement or Buyer disputes Seller’s determinations set forth in any such objection notice, the parties shall consult with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within thirty (30) days after the Payment Date.  If such thirty (30) day consultation period expires and the dispute has not been resolved, then the parties shall retain a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto as promptly as practicable.  The determination by the Independent Accountant on the matter shall be binding.  If an Independent Accountant is engaged pursuant to this Section 1.6, the fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in inverse proportion as such parties may prevail on the resolution of the disagreement which proportionate allocation also will be determined by the Independent Accountant and be included in the Independent Accountant’s written report, and an appropriate adjustment and payment shall be made within three (3) business days of the resolution by the Independent Accountant, which resolution the parties will request the Independent Accountant to render within thirty (30) days after such retention.

1.7 Allocation

.  All amounts constituting consideration within the meaning of and for the purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder shall be allocated among the Purchased Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code.  Prior to or promptly after the Closing, each of Buyer and Seller shall provide information to the other regarding the providing party’s proposed  allocation of the Purchase Price and any Assumed Obligations in accordance with the requirements of Section 1060 of the Code, and, if the parties reach agreement with respect to such allocation, then each party agrees to complete and timely file IRS Form 8594 (or any successor form), to file all income Tax Returns in accordance with such agreed allocation, and to take no action inconsistent with such agreed allocation.  If the parties do not reach agreement with respect to such allocation, then the parties shall have no further obligation under this Section 1.7 and each party shall make its own determination of such allocation for financial and Tax reporting purposes.

1.8 Closing

.

(a) Subject to any prior termination of this Agreement pursuant to Section 10.1, the consummation of the sale and purchase of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Obligations (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP at 100 Federal Street, Floor 34, Boston, Massachusetts 02110 on the fifth (5th) business day after the latest of (i) the date upon which the FCC Consent (as defined below) shall have been granted and shall be in full force and effect and shall have become a Final Order (as defined below), (ii) the date the HSR Clearance (as defined below) (if required) occurs, (iii) the conclusion of the Marketing Period (as defined below) (the “Closing Date”), and (iv) December 1, 2012, subject to the satisfaction or waiver of the conditions to Closing set forth herein, or on such other date or at such other location as is mutually agreeable to Buyer and Seller; provided, however, that Buyer in its sole discretion and upon at least ten (10) days prior written notice to Seller may waive the requirement that the FCC Consent become a Final Order, in which event, the date described in clause (i) above will be the date upon which public notice of the grant of the FCC Consent is made by the FCC and the parties will in good faith negotiate a form of unwind agreement relating to the transactions contemplated hereby (the “Unwind Agreement”) and execute and deliver such Unwind Agreement at Closing.  For purposes of this Agreement, “Final Order” means an Action (as defined below) by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

(b) The date on which the Closing occurs is referred to herein as the “Closing Date” and, in respect of each Station 12:01 a.m. local time for such station on the Closing Date is referred to herein as the “Effective Time”; provided, however, that with respect to those certain Purchased Contracts relating to advertising time on the Stations, the Effective Time shall be deemed to be 5:00 a.m., local time, on the Closing Date.

1.9 Governmental Consents

.

(a) Within five (5) business days after the date of this Agreement, Buyer and Seller shall file one or more applications with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer.  FCC consent to the FCC Application with respect to those FCC Licenses set forth on Schedule 1.9(a) (the “Primary FCC Licenses”) without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.”  Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible; provided, however, except as provided in the following sentence or in Section 1.9(d), neither Buyer nor Seller shall be required to pay consideration to any third party to obtain FCC Consent.  Buyer and Seller shall each pay one-half of all FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(b) Buyer and Seller each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party.  Neither Buyer nor Seller shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent.

(c) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, Buyer and Seller shall jointly request one or more extensions of the effective period of the FCC Consent.  No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 10.1.

(d) The FCC Licenses of the Stations expire on the dates corresponding thereto as set forth in Schedule 1.1(a).  If, at any point prior to Closing, an application for the renewal of any Primary FCC License (a “Renewal Application”) must be filed pursuant to the Communications Laws (as defined below), Seller shall timely execute, file and prosecute with the FCC such Renewal Application in accordance with Section 4.1(b) hereof.  If the FCC Application is granted by the FCC subject to a renewal condition, then, without limitation of Section 1.9(a), the term “FCC Consent” shall be deemed to also include Seller’s satisfaction of such renewal condition.  In order to avoid disruption or delay in the processing of the FCC Application, Buyer agrees, as a part of the FCC Application, to request that the FCC apply its policy permitting the assignment of FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications.  Buyer agrees to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application; provided, however, that nothing set forth in this Section 1.9(d) shall be deemed to amend or modify the provisions of Section 1.3 relating to the Retained Obligations.  In addition, and exclusive of any agreements that Seller enters into pursuant to Section 4.1, Seller shall promptly enter into tolling agreements with the FCC to facilitate grant of any Renewal Application, to extend the statute of limitations for the FCC to determine or impose a Fine against a Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material, or (ii) any other enforcement matters against a Station with respect to which the FCC may permit Seller to enter into a tolling agreement, and Seller will comply with such agreements.  Buyer and Seller shall consult in good faith with each other prior to Seller entering into any such tolling agreement under this Section 1.9(d).  For the purposes hereof, “Communications Laws” shall mean the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto).

(e) Within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation.  The parties will cooperate in good faith to use commercially reasonable efforts to take such actions with respect to the FTC or the DOJ, as the case may be, that would facilitate the consummation of the transactions contemplated by this Agreement contemporaneously with the consummation of the transactions contemplated by the Nexstar Agreement.  Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.”  Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne one-half by Buyer and one-half by Seller.

(f) In connection with their obligations pursuant to this Section 1.9 with respect to pursuing the FCC Consent and, if required, the HSR Clearance, Buyer and Seller shall (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental agency and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement, the Business or the transactions contemplated hereby, (ii) notify each other of all documents filed with or received from any governmental agency with respect to this Agreement, the Business or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder and (iv) cooperate in all respects with each other in connection with any filing or submission with a governmental agency in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any governmental agency relating to this Agreement, the Business or the transactions contemplated hereby, including any Action initiated by a private party.  Subject to applicable laws relating to the exchange of information, each of Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to the other party or parties, as the case may be, and their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental agency with respect to this Agreement, the Business or the transactions contemplated hereby.  The FCC Consent and HSR Clearance (if required) are referred to herein collectively as the “Governmental Consents.”

(g) Notwithstanding anything to the contrary contained herein (other than the first sentence of Section 1.9(b) or as expressly provided in this Section 1.9(g)): (i) neither Buyer nor any Affiliate of Buyer shall have any obligation to defend against, contest or resist any action, suit, claim, litigation, arbitration, investigation or proceeding by a Governmental Entity or other Person which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, or if an injunction or other order is issued in any such action, suit, claim, litigation, arbitration, investigation or proceeding, to seek to have lifted or otherwise challenge such injunction or other order; and (ii) neither Buyer nor any of its Affiliates shall be required under this Section 1.9 (and Seller shall not agree to any of the following (without the prior written consent of Buyer)):  (A) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, hold separate or encumber before or after the Closing any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer, any of its Affiliates (including, for the avoidance of doubt, the Purchased Assets); (B) to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Buyer or any of its Affiliates of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein (including, for the avoidance of doubt, the Purchased Assets); (C) to consent to any agreement to take any of the foregoing actions; or (D) to agree to any changes to or restriction on, or other impairment of Buyer’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Buyer’s ability to transfer or otherwise exercise full ownership rights with respect to the Purchased Assets; provided, however, and for the avoidance of doubt, that Buyer and Seller shall cooperate in good faith to respond promptly to any request by the FTC or the DOJ, as the case may be.  As used herein, “Governmental Entity” means any (i) federal, state, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

(h) Notwithstanding anything set forth in this Agreement to the contrary, if the FCC Consent or HSR Clearance has not been obtained as of the date the fifth (5th) Business Day after the date that the Closing would be required to take place under Section 1.8 (assuming, for such purposes that the FCC Consent or (if required) HSR Clearance, as applicable, has been obtained), and the principal reason that the FCC Consent or HSR Clearance has not been obtained (as reasonably determined by counsel for Seller and Buyer, in consultation with each other and in the exercise of their professional judgment) relates to the pendency of the transactions to be consummated pursuant to this Agreement, Buyer recognizes that Nexstar and Seller will cease to seek to consummate the Nexstar Transaction contemporaneously with the consummation of the Transactions contemplated by this Agreement and, in such event, Buyer and Seller will use commercially reasonable efforts to cooperate in taking any actions necessary to secure FCC Consent or (if required) HSR Clearance for the consummation of the Nexstar Transaction whether or not the transactions contemplated by this Agreement are consummated contemporaneously with the consummation of the Nexstar Transaction, including the preparation and filing of any related amendments to the FCC Application or other similar filings with the FCC, FTC or DOJ, as the case may be, or other governmental agency.

1.10 Multi-Station Contracts

.  In the event that one or more Other Seller Stations is party to, or has rights or obligations with respect to, a Purchased Contract (a “Multi-Station Agreement”), the rights and obligations under such Multi-Station Agreement that are assigned to and assumed by Buyer (and included in the Purchased Assets and Assumed Obligations, as the case may be) shall include only those rights and obligations under such Multi-Station Agreement that are applicable to the Stations.  The rights of each Other Seller Station with respect to such Purchased Contract and the obligations of each Other Seller Station to such any such Purchased Contract shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Retained Obligations, as the case may be).

ARTICLE 2

SELLER REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing:

2.1 Organization

.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which its respective Purchased Assets are located.  Each Seller has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by such Seller pursuant hereto (collectively the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

2.2 Authorization

.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller has been duly authorized and approved by all necessary limited liability company action of Seller and its respective managers, officers and members and do not require any further authorization or consent of Seller or its respective managers, officers or members.  This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 No Conflicts

.  Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign the Purchased Contracts indicated as requiring consent on Schedule 1.1(c) and Schedule 1.1(d), the execution, delivery and performance by Seller of this Agreement, the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby or thereby does not and will not in any material respect conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any material breach, event of default or the creation of any lien under, any Real Property Lease listed on Schedule 1.1(c), any Purchased Contract required to be listed on Schedule 1.1(d), any organizational documents of Seller, or any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority.

2.4 FCC Licenses

.

(a) Except as set forth on Schedule 1.1(a):  The FCC Licensee is holder of the FCC Licenses described on Schedule 1.1(a), which include all of the licenses, permits, authorizations and registrations of the FCC required for or otherwise material to the present operation of the Business and the ownership of Purchased Assets.  The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired.  There is not pending, or, to Seller’s Knowledge (as defined below), threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability).  There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Business or Seller with respect to the Business that could result in any such action.  Except as set forth in Schedule 1.1(a), the FCC Licenses have been issued for the full terms customarily issued by the FCC for each class of Station, and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of Station.  The Stations are operating in compliance in all material respects with the terms of the FCC Licenses and the Communications Laws.  To Seller’s Knowledge, there are no facts or circumstances that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Seller, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting the FCC Consent.  “Knowledge” with respect to Seller, shall mean the actual knowledge of (i) the president, chief financial officer, vice president operations and associate general counsel of Newport, (ii) the general manager and chief engineer (or person holding a similar position, but not including any contract employee or consultant) of each Station and (iii) the individuals set forth on Schedule 2.4(a).

(b) Schedule 1.1(d) contains, as of the date hereof, (i) a list of all retransmission consent agreements with multi-channel video programming distributors, including cable systems, telephone companies, and DBS systems (together, “MVPDs”) with respect to each Station, and (ii) a list of the MVPDs that, to Seller’s Knowledge, carry any Station outside such Station’s Nielsen Designated Market Area (“DMA”).  Except as set forth on Schedule 2.4(b), Seller has entered into retransmission consent agreements with respect to each MVPD with more than 5,000 subscribers in any of the Stations’ DMAs.  Since January 1, 2012, except as set forth on Schedule 2.4(b), (x) no headend with more than 5,000 subscribers covered by an MVPD in any of the Stations’ DMAs has provided written notice to Seller of any material signal quality issue or has failed to respond to a request for carriage or, to Seller’s Knowledge, sought any form of relief from carriage of a Station from the FCC and (y) Seller has not received any written notice from any MVPD with more than 5,000 subscribers in any of the Station’s DMAs of such MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

2.5 Taxes

.

(a) Seller has, in respect of the Business, timely filed all material Tax Returns which are required to have been filed (taking into account any permitted extension of time within which to file) by each of them under applicable law, and all such Tax Returns are complete, true and correct in all material respects.  Seller has fully and timely paid all material Taxes due and payable pursuant to such Tax Returns or pursuant to any assessments which have become payable, except for Taxes contested in good faith by appropriate proceedings.  As used herein, “Taxes” shall mean any and all federal, state, local, county, provincial, national, foreign and other taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees and similar charges, and “Tax Returns” shall mean any returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

(b) No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending.

(c) There is no lien for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any lien for Taxes on any such assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller in good faith by appropriate action.

(d) Seller has withheld all Taxes required to be withheld under applicable law, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

2.6 Tangible Personal Property

.

(a) Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Purchased Assets with respect to each Stations.  Except as set forth on Schedule 2.6, immediately prior to the Closing, Seller will have good and valid title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”), other than Permitted Liens.  As used herein, “Permitted Liens” means, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith; (b) Liens arising under any zoning laws or ordinances which are not violated by the current use or occupancy of the real property or the operation of the business thereon, other than any Liens resulting from any violation or non-compliance in any material respect with such zoning laws or ordinances by Seller or its respective Affiliates; (c) any right reserved to any governmental authority to regulate the affected property (including restrictions stated in any permits); (d) in the case of any leased Purchased Asset, (i) the rights of any lessor under the applicable Purchased Contract or any Lien granted by any lessor or any Lien that the applicable Purchased Contract is subject to, (ii) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and that are not resulting from any breach, violation or default by Seller of any Purchased Contract or applicable law, (f) Liens created by or through Buyer or any of its Affiliates, (g) minor defects of title, easements, rights-of-way, restrictions and other Liens not materially interfering with the present use of any Real Property or any Station, (h) Liens that will be released prior to or as of the Closing Date, including, without limitation, all mortgages and security interests securing indebtedness of Seller, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (j) Liens designated as Permitted Liens on Schedule 2.6, if any.

(b) Except as set forth on Schedule 1.1(b), each material item of Tangible Personal Property is in good operating condition, ordinary wear and tear excepted.

2.7 Real Property/Leases

.

(a) Schedule 1.1(c)(i) lists the address of all Owned Real Property.  Immediately prior to the Closing, Seller will have good and marketable fee simple title to the Owned Real Property free and clear of Liens, other than Assumed Obligations and Permitted Liens. Neither Seller nor any of its Affiliates is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein.  Seller has not has leased or otherwise granted to any Person the right to use or occupy any of the Owned Real Property or any portion of the income or profits from the sale, operation or development thereof.

(b) Neither Seller, nor to Seller’s Knowledge, any other party to any Real Property Lease has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a material default under the provisions of any of the Real Property Leases.  Schedule 2.7(b) includes a list of all Real Property Leases.  Except as set forth on Schedule 2.7(b), Seller  a good and valid leasehold interest in the Real Property subject to the Real Property Leases (the “Leased Real Property”).  Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any leased real property which is the subject of any Real Property Lease.  Seller has not collaterally assigned or granted any other security interest in any Real Property Lease.  The Owned Real Property and Leased Real Property constitute all real property used or held for use primarily in the conduct of the Business.  The Owned Real Property includes, and the Real Property Leases provide, sufficient access to each Station’s facilities.

(c) There is not pending nor, to Seller’s Knowledge, threatened any (i) zoning application or proceeding; (ii) condemnation, eminent domain or taking proceeding; or (iii) other action relating to any Owned Real Property or portion thereof or interest therein or, to Seller’s Knowledge, any Leased Real Property. Seller has not received written (or, to Seller’s Knowledge, other) notice of default or violations in connection with any material permits required for the occupancy and operation of the Real Property.

(d) Except as set forth on Schedule 2.7(d), (i) there is legal and practical access to the Real Property and the Real Property is served by all utilities and services necessary for the proper and lawful conduct and operation of the Business as currently conducted, and (ii) the buildings, improvements and fixtures on the Owned Real Property are in good operating condition and repair, subject to normal wear and tear, and are available for immediate use in, and are otherwise suitable for, the operation of the Business, including the Stations, as currently conducted.

(e) The Improvements are in good condition and repair, and adequate to operate such facilities as currently used, and the towers, antennae, fixtures and Improvements on the Real Property are suitable for the current operation of the Business.  To Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.  For the purposes hereof, “Improvements” shall mean all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof located on any Owned Real Property, and all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof located on any real property leased, subleased or licensed under any Real Property Lease which are owned by Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of such Real Property Lease.

2.8 Contracts

.

(a) Schedule 1.1(d) sets forth a true and complete list of all contracts, agreements, licenses and leases that relate to the Business or the ownership of the Purchased Assets (including all contracts for the sale of advertising time, programming and film contracts, syndication contracts, national sales representation contracts, employment contracts, retransmission contracts and network affiliation contracts, Collective Bargaining Agreements, Real Property Leases, income-producing leases and agreements and Multi-Station Agreements), other than (a) contracts for the sale of time on the Stations which are for cash consistent with prior practices for the periods in question and with not more than twelve (12) months remaining in their terms or (b) contracts which (i) were entered into in the ordinary course of business and which are terminable by Buyer after the Closing on thirty (30) days’ notice or less without penalty or premium, or (ii) are not reasonably expected to impose monetary obligations on Seller in 2012 in excess of $50,000 and which impose no material restrictions on the operation of the Business (including on the use of any material Intangible Property).  There are no capital leases that relate to the operation of the Business or the ownership of the Purchased Assets.

(b) Each of the Purchased Contracts is in full force and effect and is binding upon Seller and, to Seller’s Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law)). Seller has performed its obligations under each of the Purchased Contracts in all material respects and is not in material default thereunder, and to Seller’s Knowledge, no other party to any of the Purchased Contracts is in default thereunder in any material respect.

(c) Unless listed on Schedule 1.1(c) or Schedule 1.1(d), Seller’s rights, title and interest in and to each of the Purchased Contracts are fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Purchased Contracts will give no party thereto the right to terminate such Purchased Contract.

(d) None of the Purchased Contracts provide for delayed or deferred payments, other than increases or delays in payments as set forth in such Purchased Contracts, and no payments to Seller have been accelerated other than in accordance with the terms set forth in the Purchased Contracts, in each case, in a manner that would give rise to any liability that would not be treated as a current liability under GAAP.

2.9 Environmental

.  Except as set forth on Schedule 2.9, and except as would not reasonably be expected to result in Seller, or any owner or operator of the Business or the Real Property incurring material liability under any applicable Environmental Law (as defined below), (a)  Seller is and has been in compliance with all Environmental Laws applicable to the Business, the Purchased Assets, and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all permits, licenses or other authorizations required by Environmental Law for the operation of the Business, (b) no claims are pending or, to the Knowledge of Seller, threatened against Seller, the Business, the Purchased Assets or the Real Property alleging a violation of or liability under Environmental Laws, (c) there are no conditions resulting from the operations of the Business or existing at or resulting from the Purchased Assets or any Real Property that would result in the owner or operator of the Business or the Real Property incurring liability under Environmental Laws, (d) the operations of the Business do not exceed the permissible levels of exposure to RF radiation specified in the Communications Laws or under Environmental Laws and (e) Seller has made available to Buyer copies of all material non-privileged environmental assessments, audits, investigations or other similar environmental reports relating to the Business, the Purchased Assets or the Real Property that are in the possession, custody or control of Seller.  For purposes of this Agreement, the following terms have the following meanings: (i) ”Environmental Law” shall mean any and all federal, state or local laws (including common law), statutes, rules, regulations, codes, policies, ordinances, orders, injunctions and directives, in effect on or prior to the Closing Date: (a) related to releases or threatened releases of, or exposure to, any Hazardous Materials; (b) governing the use, treatment, storage, disposal, transport or handling of Hazardous Materials; or (c) related to pollution or the protection of the Environment or human or worker health and safety (with respect to management of or exposure to hazardous substances).  Such Environmental Laws include, without limitation, the following federal laws: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Occupational Health and Safety Act, as it relates to management of or exposure to hazardous substances, and the Toxic Substances Control Act.; and (ii) ”Hazardous Materials” shall mean all materials, substances or wastes classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant,” or words of similar meaning, defined, listed, classified, regulated or prohibited under any Environmental Law and (iii) “Environment” shall mean means surface waters, ground waters, surface water sediment, soil, subsurface strata, buildings, indoor air, ambient air and other environmental medium.

2.10 Intangible Property

.

(a) Schedule 2.10(a) contains a description of (i) the Intangible Property (including Internet domain names) that is registered or patented, or the subject of an application for registration or patent, with the U.S. Patent and Trademark Office (or any equivalent foreign offices) or (ii) the software included in the Intangible Property that is owned by Seller.  The Intangible Property required to be described on Schedule 2.10(a) is subsisting and, to Seller’s Knowledge, valid and enforceable.

(b) Except as set forth on Schedule 2.10(b), (i)  the operation of the Business does not infringe, misappropriate or otherwise conflict with any third Person’s Intellectual Property, (ii)  to Seller’s Knowledge, none of the Intangible Property is being infringed, misappropriated or otherwise conflicted with by any third party, (iii) no Intangible Property is the subject of any pending or, to Seller’s Knowledge, threatened Action claiming infringement or misappropriation of or other conflict with any third party’s Intellectual Property by Seller or the Business, and (iv) in the past four (4) years, Seller has not received any written (or, to Seller’s Knowledge, other) claim or notice asserting that the operation of the Business infringes, misappropriates or otherwise conflicts with the Intellectual Property of any other Person or challenging the ownership, use, validity or enforceability of any material Intangible Property, and, to Seller’s Knowledge, there is no reasonable basis for any of the foregoing.  To Seller’s Knowledge, Seller is ownerss of or has the right to use the Intangible Property free and clear of Liens, other than Assumed Obligations and Permitted Liens.

(c) Subject to obtaining any required consents set forth on Schedule 1.1(d), and except for the Seller Marks, from and after Closing, the Intangible Property shall be owned or available for use by Buyer either (i) on terms and conditions that are identical to the terms and conditions under which Seller owned or used such Intellectual Property immediately prior to the Closing or (ii) pursuant to the terms of the Transition Services Agreement.

(d) Except as set forth on Schedule 2.10(d) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems currently owned, licensed or licensed by Seller in the operation of the Business (collectively, “Business Systems”) are sufficient for the immediate and reasonably anticipated future needs of the Business.  The Business Systems shall be owned or available for use by Buyer after Closing either (i) on terms and conditions identical to the terms and conditions under which Seller owned or used such Business Systems immediately prior to the Closing or (ii) pursuant to the terms of the Transition Services Agreement.

2.11 Employees; Labor Matters

.

(a) Except as set forth on Schedule 2.11, Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Business, including those which relate to wages, hours, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation and occupational health and safety.  Except as set forth on Schedule 2.11, there is, and since January 1, 2012 there has been, no unfair labor practice charge against Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been filed against Seller, and there is, and for the past three (3) years has been, no strike, labor dispute, request for representation, slowdown or stoppage pending or, to Seller’s Knowledge, threatened in respect of the Business.

(b) Other than the collective bargaining agreements set forth on Schedule 2.11 (the “Collective Bargaining Agreements”), Seller is are not party to any collective bargaining, union or similar agreement with respect to the Employees, and, to Seller’s Knowledge, other than the Labor Unions parties to the Collective Bargaining Agreements (“Labor Unions”), no union or other labor organization represents or claims to represent or is attempting (or within the past three (3) years has attempted) to organize such employees.  To Seller’s Knowledge, there are, and for the past three (3) years have been, no ongoing or threatened union decertification activities relating to Employees.  With respect to the transactions contemplated by this Agreement, any notice required under any law or Collective Bargaining Agreement has been or prior to Closing will be given, and all bargaining obligations have been or prior to Closing will be satisfied.

(c) Schedule 2.11(c) sets forth a complete and correct list of each deferred compensation, incentive compensation, stock purchase, stock option, retention, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program or agreement, and each other material employee benefit plan, program, agreement, contract or policy, that currently is sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of any Employee (collectively with the employment agreements or severance agreements referenced in Section 1.1(d), the “Benefit Plans”).  Schedule 2.11(c) identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA.  None of the Employees participate in a multiemployer pension plan (within the meaning of Section 4001(a)(3) of ERISA that is covered by Title IV of ERISA.  Each of the Benefit Plans has been and is operated and administered in accordance with its terms in all material respects and in material compliance with applicable requirements of the Code, ERISA, and other applicable Legal Requirements.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, nothing has occurred that would adversely affect the qualification of such Benefit Plan.  With respect to each Benefit Plan to which Seller is obligated to contribute under the Collective Bargaining Agreements, all contributions for all periods ending prior to or on the Closing Date shall have been made or will be made by Seller or its Affiliates.

(d) Except as disclosed on Schedule 2.11(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) result in any payment becoming due to any Employee or satisfy any prerequisite to any payment or benefit to any Employee, (ii) increase any benefits or give rise to any liability under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Benefit Plan, or increase the amount of compensation or benefits due to any Employee or their beneficiaries.

2.12 Insurance

.  Seller maintains insurance policies or other arrangements with respect to the Business and the Purchased Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.

2.13 Compliance with Law; Permits

.  Except for Permitted Liens and except as set forth on Schedule 2.13, Seller has complied in all material respects with all laws, ordinances, codes, rules and regulations, and all decrees, judgments and orders of any Governmental Entity which are applicable to the Business in respect of the Business.  Except as set forth on Schedule 2.13, (x) Seller holds all material licenses, franchises, permits, certificates, approvals and authorizations from governmental agencies necessary for the Business (collectively, “Permits”), (y) all such Permits are valid and in full force and effect and (z) Seller is  in material compliance with the terms of all Permits and, to Seller’s Knowledge, there is no Action pending or threatened regarding the suspension, revocation, or cancellation of any Permits.

2.14 Litigation

.  Except as set forth on Schedule 2.14, as of the date hereof, there is no legal or administrative claim, suit, action, complaint, charge, grievance, arbitration, audit, investigation, inquiry or other proceeding (each, an “Action”) pending or, to Seller’s Knowledge, threatened against Seller (i) pertaining to the Business or (ii) which would reasonably be expected to affect Seller’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

2.15 Financial Statements

.  Schedule 2.15 sets forth copies of the following un-audited financial statements from Seller’s internal reporting system with respect to the Business relating to the operation of the Stations (such financial statements, collectively, the “Financial Statements”)  (a) the un-audited balance sheet as of the fiscal year ended December 31, 2011, (b) the un-audited statements of operations for the fiscal year ended December 31, 2011, and (c) the un-audited balance sheet as of June 30, 2012, and the related un-audited statement of operations for the six (6) month period then ended.  The Financial Statements have been derived from the books and records of Seller relating to the Business and fairly present, in all material respects, the financial position and results of operations, on a per market basis with respect to the Business of the dates thereof and for the periods indicated therein in conformity with GAAP.  Except as set forth on Schedule 2.15, no adjustments to the results of operations for the Business that are reflected in the Financial Statements, taken together, would reasonably be expected to be required if an income statement for the period covered by the Financial Statements were prepared on a combined basis for the Stations.

2.16 Absence of Changes

.  Since December 31, 2011, there have not been any events, changes or occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on the Business.  Since December 31, 2011, the Business has been operated in all material respects in the ordinary course of business consistent with past practice.

2.17 Purchased Assets; Sufficiency

.  Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets free and clear of all Liens (other than Permitted Liens).  The Purchased Assets include all assets that are owned, leased or licensed by Seller and exclusively or primarily used or exclusively or primarily held for use in the Business, except for the Excluded Assets.  Except as set forth on Schedule 2.17, the Purchased Assets constitute all the assets and properties (including Purchased Contracts and FCC Licenses), whether tangible or intangible, whether personal, real or mixed, wherever located, that are used in the Business and are sufficient to conduct the Business in the manner in which it is conducted on the date hereof and as of the Closing Date.

2.18 No Brokers

.  Except for services of Moelis & Company to Seller, for which the applicable fee shall be paid by Seller, no broker, investment banker, financial advisor or other third party has been employed or retained by Seller in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE 3

BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing:

3.1 Organization

.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2 Authorization

.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized and approved by all necessary action of Buyer and its directors, officers and stockholders and do not require any further authorization or consent of Buyer or its directors, officers or stockholders.  This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflicts

.  Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party (other than required filings with the FCC and SEC).

3.4 Litigation

.  There is no Action pending or, to Buyer’s Knowledge, threatened against Buyer which would reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.  “Knowledge” with respect to Buyer shall mean the actual knowledge Dennis Thatcher, the President and Treasurer, and Nancie J. Smith, Chairman of the Board and Secretary, of Seller.

3.5 Qualification

.  Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Laws.  Buyer is in compliance with Section 310(b) of the Communications Laws and the FCC’s rules governing alien ownership.  There are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations.  No waiver of or exemption from any provision of the Communications Laws and policies of the FCC is necessary for the FCC Consent to be obtained.  To Buyer’s Knowledge, there are no facts or circumstances that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

3.6 Financing

.  Nexstar, on Buyer’s behalf, has delivered to Seller true, correct and complete copies of commitment letters from Buyer’s lenders (the “Commitment Letters”), pursuant to which such lenders have agreed, subject only to the terms and conditions set forth therein, to provide the debt financing for the transactions contemplated by this Agreement (such financing, or any alternative financing arrangements that Buyer pursues in accordance with Section 5.17, the “Financing”).  As of the date hereof, the Commitment Letters (a) are in full force and effect without amendment or modification, (b) are the valid and binding obligations of Buyer and, to Buyer’s Knowledge, each other party thereto, (c) include all material terms relating to the Financing, (d) have not been withdrawn or rescinded in any respect, and (e) all commitment fees required to be paid thereunder have been paid or will be paid in full when due.  Except as set forth in the Commitment Letters, there are no other conditions to the consummation of the Financing and Buyer has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Closing Date.  Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon the closing of the Financing or Buyer’s receipt of the proceeds of the Financing or Buyer’s ability to finance or pay the Purchase Price and that any failure of Buyer to consummate the transactions contemplated by this Agreement as a result of the failure of all, or any portion of, the Financing to be funded for any reason shall constitute a material breach by Buyer of this Agreement giving rise to Seller’s right to terminate this Agreement under Section 10.1(c) hereof, subject to the terms and conditions of Section 10.1(c), and entitle Seller to receive the Escrow Deposit Fund (including, if applicable, attorneys’ fees and costs) pursuant to Sections 10.5 or 11.1, subject to the terms and conditions of Section 10.5.

3.7 Solvency

.  Assuming (a) the satisfaction of the conditions in Article 7 hereof, and (b) the accuracy in all material respects of the representations and warranties of Seller set forth in Article 2 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer shall be Solvent (as defined below).  For purposes of this Agreement: (i) ”Solvent”, when used with respect to Buyer, means that, as of any date of determination, (A) the Present Fair Salable Value (as defined below) of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (B) Buyer will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (C) Buyer will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement, and the term “Solvency” shall have a correlative meaning; (ii) ”debt” means liability on a “claim”; (iii) ”claim” for purposes of this Section 3.7 means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (iv) ”Present Fair Salable Value” means the amount that may be realized if the aggregate assets of Buyer (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

3.8 Projections and Other Information

.  Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to Seller and the Business that Buyer has received from Seller, any of its Affiliates or Seller’s advisors, (a) Buyer is not relying on such documentation in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Buyer is familiar with such uncertainties, (d) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (e) Buyer does not have, and will not assert, any claim against Seller its respective Affiliates or any of their respective directors, officers, members, managers, employees, Affiliates or representatives, or hold Seller any such Persons liable, with respect thereto.  Buyer represents and warrants that neither of Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to Seller or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, nothing in this Section 3.8 will in any way limit Buyer’s rights (including under Section 7.1(a) and Article 9) with respect to representations and warranties of Seller explicitly included in this Article 3.

3.9 Brokers

.  No broker, investment banker, financial advisor or other third party has been employed or retained by Buyer in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

3.10           Superseding Contracts.  With respect to each Section 1.2(r) Contract, either Buyer or Nexstar (i) has a valid and binding contract with the applicable counterparty to such Section 1.2(r) Contract (each a “Superseding Contract”), and (ii) pursuant to the terms of such Buyer Superseding Contract, the Station(s) subject to such Section 1.2(r) Contract will, upon Closing, be subject to and governed solely by the terms and conditions of such Superseding Contract.

ARTICLE 4

CERTAIN COVENANTS

4.1 Seller’s Covenants

.  Between the date hereof and Closing, except as permitted by this Agreement or as specifically permitted in any schedule to any subsection of Schedule  4.1 or required by applicable law or the regulations or requirements of any regulatory organization applicable to Seller, unless Buyer otherwise consents in writing (which request for consent shall, notwithstanding the provisions of Section 11.4, be directed to and promptly considered in accordance with the terms and conditions of this Section 4.1 by the Buyer Principal Liaisons (as defined below) and which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:

(a) operate the Business in the ordinary course and conduct the Business in all material respects in accordance with the Communications Laws and with all other applicable Legal Requirements, including using commercially reasonable efforts to preserve and maintain the Business’ goodwill, business and customer relationships, licenses and franchises;

(b) (i) not materially adversely modify any of the FCC Licenses and shall maintain all of the FCC Licenses in full force and effect or (ii) change any Station’s call letters;

(c) other than in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any of the Purchased Assets unless replaced with similar items of substantially equal or greater value and utility, (ii) create, assume or permit to exist any Liens upon the Purchased Assets, except for Permitted Liens or (iii) dissolve, liquidate, merge or consolidate with any other entity;

(d) maintain and replace the Tangible Personal Property and maintain the Real Property, in each case in the ordinary course of business;

(e) maintain in full force and effect policies of insurance of the same type, character and coverage as the policies set forth in Section 2.12;

(f) not enter into any interference acceptance agreement with another FCC licensee that would reasonably be expected to result in electrical interference to a Station in excess of the applicable interference level permitted under the Communications Laws;

(g) upon reasonable written advance notice, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Purchased Assets and personnel of the Business, and furnish Buyer with information relating to the Purchased Assets that Buyer may reasonably request, provided, that such access rights shall not be exercised in a manner that interferes with the operation of the Business, and (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable Business data, to Buyer upon and effective as of the Effective Time;

(h) except for performance and stay bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement or otherwise required by law, not enter into any employment agreement with an Employee providing for annual compensation in excess of $75,000, any severance agreement or any labor, or union agreement or plan (other than renewal of any Collective Bargaining Agreement, with respect to which Seller shall only be required to provide reasonable advance notice to Buyer) that will be binding upon Buyer or the Business after Closing;

(i) not hire, terminate the employment of, or transfer the employment of any Station general manager or any other Employee with annual aggregate non-equity compensation, including target bonuses, in excess of $75,000, excluding any terminations for “cause” as reasonably determined by Seller;

(j) not (i) other than salary increases for non officer Employees in the ordinary course of business consistent with past practice, materially increase the compensation or benefits payable to any Employee (except for (A) performance and stay bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement or (B) increases to employee compensation (including base salary and bonus or incentive compensation or hourly wage) made in the ordinary course of business and not exceeding 4% of such employee’s salary and bonus or incentive compensation or hourly wage, as applicable), or (ii) modify any severance policy applicable to any Employee that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance is payable);

(k) pay accounts payable and collect accounts receivable of the Business in the ordinary course of business;

(l) use commercially reasonable efforts to maintain the Stations’ MVPD carriage existing as of the date of this Agreement;

(m) except as permitted pursuant to Sections 4.1(h), 4.1(i), and 4.1(j) hereof, except for agreements and contracts which will be terminable by Buyer, without penalty, upon notice of sixty (60) days or less, not (i) enter into any agreement or contract (x) for the use of any digital subchannel of any Station, unless terminable on notice of 90 days or less, and (y) that would have been a Purchased Contract were Seller a party or subject thereto on the date of this Agreement unless such agreement or contract (A) is entered into in the ordinary course of business and (B) does not involve payments by Seller of greater than $50,000 during any twelve (12) month period, (ii) amend in any material respect any Purchased Contract unless such amendment (A) is effected in the ordinary course of business and (B) does not increase the amount of payments to be made by Seller during any twelve (12) month period by $25,000 or more or (iii) terminate or waive any material right under any Purchased Contract other than in the ordinary course of business (excluding the expiration of any Purchased Contract in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 4.1 as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 4.1, then this Section 4.1 shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(n) not materially change any accounting practices, procedures or methods relating to the Business (except for any change required under GAAP or applicable law) or maintain its books and records relating to the Business in a manner other than in the ordinary course of business;

(o) not communicate to any Employee any information regarding the prospective terms and conditions of his or her employment with Buyer which is not expressly stated in this Agreement;

(p) promptly enter into, and comply with the terms of, tolling, assignment and escrow agreements on customary terms and conditions, as necessary and requested by the FCC to facilitate grant of the FCC Application with respect to any Station;

(q) not take any action, or omit to take any action, or enter into any agreement or contract which would, or would reasonably be expected to, prevent or interfere with the successful prosecution of the FCC Application or the consummation of the transactions contemplated by this Agreement, or which is or would be inconsistent with any FCC Application or the consummation of the transactions contemplated by this Agreement;

(r) not make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party, excluding such acquisitions the capital stock or assets of which shall not constitute Purchased Assets;

(s) maintain its qualifications to hold the FCC Licenses with respect to each Station and not take any action that will materially impair such FCC Licenses or such qualifications, or cause the grant of FCC Consent to be materially delayed;

(t) [intentionally omitted];

(u) promote the Stations and the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability; and

(v) [intentionally omitted];

(w) [intentionally omitted]

(x) not agree, commit or resolve to take any actions inconsistent with the foregoing.

4.2 Cooperation with Financing

.

(a) Seller shall, shall cause each of its subsidiaries to, and shall use commercially reasonable efforts to cause its and their representatives to, provide to Buyer or Nexstar, at Buyer’s or Nexstar’s sole expense, such cooperation with the arrangement of the Financing as may be reasonably requested by Buyer or Nexstar (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Business).  Such cooperation shall include:

(i) preparing and furnishing to Buyer and its financing sources as promptly as practicable with unaudited balance sheets and related statements of operations relating to the operation of the Business for (A) each fiscal quarter ending on or after June 30, 2012, not later than the later of the 45th day after (x) the date hereof or (y) the end of such quarter, which financial statements shall include a comparison to the same quarterly period for the prior year, shall be prepared in accordance with GAAP consistently applied, and in a manner that fairly presents, in all material respects, the financial position and results of operations of the Business as of and for the periods then ended, subject to normal year-end adjustments and the absence of footnotes and (B) all other information regarding the Business as may be necessary and reasonably requested by Buyer in connection with the Financing (all such information, the “Required Information”);

(ii) assisting with the preparation of materials for rating agencies and rating agency presentations, bank information memoranda (including assistance in the preparation of pro forma financial statements giving effect to the transactions hereunder and to the extent Buyer has provided any relevant information in connection therewith) and similar documents, in each case, that are required in connection with the Financing and to the extent such preparation requires, information regarding the Business;

(iii) reasonably cooperating with Buyer to satisfy the conditions precedent to the Financing to the extent within the control of Seller and causing the taking of corporate actions (subject to the occurrence of the Closing) by Seller reasonably necessary to permit the completion of the Financing; and

(iv) obtaining such consents, approvals, authorizations and instruments which may be reasonably requested by Buyer in connection with the Financing, including customary lien releases, and instruments of termination or discharge.

(b) Seller shall, shall cause each of its subsidiaries to, and shall use commercially reasonable efforts to update periodically the Required Information in order to ensure that such Required Information is Compliant.

(c) For purposes of this Agreement, the term “Marketing Period” means the twenty business days following Seller’s delivery to Buyer of the Required Information, if that Required Information is Compliant. If Seller shall in good faith reasonably believe that it has provided the Required Information and such Required Information is Compliant, Seller may deliver to Buyer a written notice to that effect (stating the date on which it believes such Required Information that is Compliant was provided), in which case Seller shall be deemed to have provided such Required Information unless Buyer in good faith reasonably believes that Seller has not provided all Required Information or that such Required Information is not Compliant and, within five (5) business days after the delivery of such notice, delivers a written notice to Seller to that effect, stating with reasonable specificity which items of Required Information have not been provided or are not Compliant.  For purposes of this Agreement, the term “Compliant” means, with respect to the Required Information, that such Required Information, when taken as a whole and after giving effect to any updates from time to time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained in the Required Information are made, not materially misleading.

(d) Whether or not the Closing occurs, Seller shall not be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing.  Whether or not the Closing occurs, Buyer shall indemnify and hold harmless Seller, and each of its officers, directors, members, managers, employees, agents, subsidiaries, from and against any and all losses and Damages, suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.2 and any information utilized in connection therewith), except in the case of the applicable indemnitee’s gross negligence or willful misconduct. The Seller shall not have any liability under any loan agreement or related document or any other agreement or document relating to the Financing unless and until the Closing occurs or in respect of the use of any non-Compliant information provided by Seller or on behalf of any of them.  Whether or not the Closing occurs, Buyer shall promptly (but, in any event, by the earlier of thirty (30) days after the incurrence thereof or on the Closing Date) reimburse Seller for all reasonable and documented third party costs and expenses incurred by Seller in connection with the cooperation or other actions contemplated by this Section 4.2.

(e) Buyer hereby (A) acknowledges and agrees that the obtaining of the Financing is not a condition to Closing and (B) reaffirms its obligation to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement, irrespective and independently of the availability of the Financing or any alternative financing.

(f) Notwithstanding anything herein to the contrary, any liability of Seller to Buyer, any Financing Source or any third party pursuant to this Section 4.2 or relating in any way to the Required Information shall be subject to and limited by Article 9 herein if the Closing occurs (or Section 10.5, in the event of a termination of this Agreement) and any liability of Seller hereunder shall be subject to the limitations set forth in Section 1)a)i)(1) and (2) hereof if the Closing occurs (or Section 10.5, in the event of a termination of this Agreement).

4.3 Carve-Out Financial Statements

.  If requested by Buyer or Nexstar, Seller shall, and shall cause its subsidiaries to, assist Buyer in preparing carve-out financial statements for the Business for pre-Closing periods and shall provide to Buyer or Nexstar, at Buyer’s or Nexstar’s sole cost and expense, any financial information and other information as reasonably requested in connection with a registered public offering or other capital market transaction, including (i) access to Seller’s books and records pertaining to the Business including financial and sales data for fiscal years ending December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012, and any interim periods, and materials used to prepare the Financial Statements, (ii) access to and cooperation from, Seller’s independent accountants necessary to receive customary “comfort letters” (including “negative assurance” comfort), to prepare or provide carve-out audits for the fiscal years ended December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012, and to prepare or provide a carve-out accounting review in relation to each quarterly period during the fiscal year ended December 31, 2011 (in accordance with Statement on Auditing Standards No. 100) and for any subsequent quarterly periods, and (iii) reasonable cooperation in order to assist Buyer or Nexstar in responding to SEC comments; provided, however, that, subject to Section 10.5, Buyer shall indemnify Seller against all Damages incurred by it in connection with actions taken pursuant to this Section 4.3 and, without limiting the foregoing, shall reimburse Seller promptly upon request for all reasonable costs and expenses incurred by them pursuant to this Section 4.3.  Notwithstanding anything to the contrary herein, the covenants and agreements set forth in this Section 4.3 shall survive the Closing until they are fully performed.

ARTICLE 5

JOINT COVENANTS

Buyer and Seller hereby covenant and agree as follows:

5.1 Confidentiality

.  Seller and Nexstar (or any Affiliate of Nexstar) are parties to a nondisclosure agreement (the “NDA”) with respect to Seller and its stations.  To the extent not already a direct party thereto, Buyer hereby assumes the NDA and agrees to be bound by the provisions thereof applicable to its Affiliate which is a party thereto and such NDA shall remain in effect in accordance with its terms.  Notwithstanding anything to the contrary contained in the NDA, Buyer’s obligations under the NDA shall terminate upon the Closing.

5.2 Announcements

.  Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.

5.3 Control

.  Notwithstanding any other provision set forth in this Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the business or operations of the Business prior to Closing.  Consistent with the Communications Laws, control, supervision and direction of the operation of the Business prior to Closing shall remain the responsibility of the FCC Licensee as the holder of the FCC Licenses.

5.4 Risk of Loss

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(a) Seller shall bear the risk of any loss of or damage to any of the Purchased Assets at all times from the date hereof until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

(b) If after the date hereof and prior to the Effective Time any Purchased Asset is lost, damaged or destroyed or otherwise not in the condition described in Section 2.6, then:

(i) Seller shall promptly notify Buyer of such loss, damage or destruction of such Purchased Asset, which notice shall specify in reasonable detail the nature of such loss, damage or destruction, the cause thereof (if known or reasonably ascertainable) and the insurance coverage, if any, available with respect to such lost, damaged or destroyed Purchased Asset; provided, however, that, without limiting Seller’s obligations pursuant to Section 5.4(a), 5.4(b)(ii) and 5.4(b)(iii), which shall apply irrespective of the value of the lost, damaged or destroyed Purchased Asset, Seller shall not be required to deliver the notice contemplated by this Section 5.4(b)(i) if the value of the lost, damaged or destroyed Purchased Asset is less than $25,000;

(ii) Seller shall, shall cause each of its subsidiaries to, and shall use commercially reasonable efforts to repair or replace such Purchased Asset, including by submitting one or more claims under any applicable insurance policy maintained by Seller with respect to such lost, damaged or destroyed Purchased Asset and applying the full amount of proceeds received by Seller to the repair or replacement of such lost, damaged or destroyed Purchased Asset; provided, however, that, Seller shall not be obligated to repair or replace any lost, damaged or destroyed Purchased Asset if (A) such Purchased Asset was obsolete or unnecessary for the continued operation of the Business in the ordinary course of business and in accordance with the FCC Licenses; provided, however, that, Seller shall provide Buyer with written notice of the foregoing within five (5) days of such Purchased Asset being lost, damaged or destroyed or (B) the value of the lost, damaged or destroyed Purchased Asset is less than $25,000; and

(iii) if such repair or replacement is not completed prior to Closing, then, subject to Section 10.1(d), the parties shall proceed to Closing (with Seller’s representations and warranties deemed modified to take into account any such condition) and Seller shall promptly so repair or replace such Purchased Asset after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), except that if such damage or destruction materially disrupts the operations of any Station, then Buyer may postpone Closing until the date five (5) business days after operations are restored in all material respects, subject to Section 10.1; provided, notwithstanding anything else herein to the contrary, any amounts paid by or on behalf of Seller pursuant to, or in connection with, this Section 5.4, shall not reduce the Cap with respect to Seller’s obligation to indemnify any Buyer Group Member pursuant to, and subject to, the terms and conditions of Article 9.

5.5 Consents

.

(a) The parties shall, and Seller shall cause each of its subsidiaries to, use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Purchased Contract (which shall not require any payment to any such third party), and (ii) estoppel certificates reasonably acceptable to Buyer from lessors under any Real Property Leases requiring consent to assignment (if any), but no such third party consents or estoppel certificates are conditions to Closing except for consent or estoppels certificates with respect to the Purchased Contracts identified on Schedule 5.5(a) (the “Required Consents”).

(b) To the extent that any Purchased Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Purchased Contract; provided, however, with respect to each such Purchased Contract, Seller and Buyer shall cooperate, to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Purchased Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Purchased Contract from and after Closing in accordance with its terms and indemnify and hold harmless Seller and its Affiliates for any costs, expenses or liabilities (including reasonable legal fees and expenses) incurred by them in connection with the enforcement of such Purchased Contract as it relates to any period after the Effective Time, and Buyer and Seller shall continue to use commercially reasonable efforts after Closing to obtain consents to assign such Purchased Contracts.

5.6 Employees

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(a) Schedule 5.6(a) sets forth a list as of the date hereof showing employee names, positions, departments, salary, target incentive bonus and status for all employees of Seller engaged directly in the Business (the “Employees”), it being understood that any employee of Seller whose principal work location is at Seller’s headquarters or whose employment responsibilities relate substantially to the corporate operations of Seller taken as a whole shall be deemed not an Employee for any purpose hereunder.  Seller shall update Schedule 5.6(a) not more than fifteen (15) business days and at least ten (10) business days prior to Closing, which update will include accrued vacation and sick leave of each Employee.

(b) Contingent upon the Closing, Buyer shall offer employment effective as of the Effective Time in accordance with the provisions of this Section 5.6 to each Employee listed on Schedule 5.6(a) who is actively employed as of the date such offers are made.  Such offers of employment pursuant to the preceding two sentences to the Employees who are not on short-term or long-term disability as of the Effective Time shall be made not more than fifteen (15) business days and at least ten (10) business days prior to the Closing Date and must remain outstanding for at least five (5) business days but in no event later than the business day immediately preceding the Closing Date.  Notwithstanding the foregoing, the offers of employment to any Employee who covered by (x) any of the Collective Bargaining Agreements identified on Schedule 1.1(d) (collectively, the “Union Employees”) shall be made in accordance with the term and conditions set forth in the applicable Collective Bargaining Agreement, and (y)a written employment agreement shall be made in accordance with the terms and conditions set forth in the applicable employment agreement. Buyer’s offer of employment to each Employee on short-term or long-term disability who is not actively employed as of the Effective Time shall be made promptly when such Employee is eligible to return to active service at any time within the six-month period following the Closing, or if longer, during the period Employee has a right to re-employment under applicable law.  Employees whose employment with Seller terminates and who accept or are treated by Buyer as accepting such offers of employment by and actually commence employment with Buyer (or its Affiliates) or Nexstar in accordance with this Section 5.6 are referred to collectively herein as the “Transferred Employees.”  For a period of one (1) year following the Closing (provided the applicable Transferred Employee is still employed by Buyer), Buyer shall provide each Transferred Employee (i) substantially similar (or greater) salary, hourly wage rate, overtime and premium pay and substantially similar (or greater) target bonus, commission and incentive pay opportunity as applicable to similarly situated employees of Nexstar having the same or similar job functions and responsibilities and seniority as such Transferred Employee and (ii) employee benefits that are substantially similar in the aggregate to those provided to similarly situated employees of Nexstar.  At the Closing, Buyer shall provide Seller with a list of the Transferred Employees.  Buyer shall provide Seller a copy of its form of employment offer prior to distribution to Employees.  Unless otherwise provided under the terms of an employment agreement identified on Schedule 1.1(d), each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating the employment of any such Transferred Employees at any time after the Closing Date or changing any of the terms and conditions of employment related to such Transferred Employees at any time, except for such changes that are inconsistent with Buyer’s obligations as set forth in this Section 5.6.

(c) In the case of each Transferred Employee under a written employment agreement identified on Schedule 1.1(d) as of the date hereof or entered into prior to the Closing in accordance with the terms hereof, including Section 4.1, Buyer shall assume Seller’s obligations under such Purchased Contract at the Effective Time.  For the avoidance of doubt, without limiting the foregoing, Buyer shall not assume any written employment agreement identified on Schedule 1.1(d) (or entered into prior to the Closing) of, nor owe any obligation to, any Employee who is not a Transferred Employee.

(d) If any Employee to whom Buyer has offered employment does not consent to employment with Buyer or for any other reason (other than rescission of such offer by Buyer) does not commence employment with Buyer and severance benefits are owed to such employee as a result, such severance benefits will be paid by Seller.

(e) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees of Buyer are generally eligible to participate, with coverage effective immediately upon the Closing (and without exclusion from coverage on account of any pre-existing condition except to the extent such persons were subject to such pre-existing condition limitations under Seller’s group health plan), with service with Seller (and any predecessors of Seller) deemed service with Buyer for purposes of eligibility, waiting periods, vesting periods (but not benefit accrual) based on length of service and calculation of vacation and severance benefits, if applicable.

(f) Effective as of the Closing Date or the payroll period ending immediately after the Closing Date, Seller shall have contributed to Seller’s 401(k) Plan all matching or other employer contributions, if any, with respect to the Transferred Employees’ employment service rendered prior to the Effective Time (irrespective of any end-of-year service requirements otherwise applicable to such contributions) and cause the matching and other employer contribution amounts of all Transferred Employees under the Seller 401(k) Plan to become fully vested as of the Closing Date.  Following the Closing Date, Seller shall take all actions necessary or appropriate to ensure that under the terms of the Seller 401(k) Plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of the Closing.  From and after the Closing, Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances (including any outstanding loan balances) into Buyer’s 401(k) plan as of the Closing (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.

(g) To the extent permitted by applicable Legal Requirements and, with respect to sick leave, not to exceed the maximum amount of sick leave afforded to similarly situated employees of Buyer (after giving credit for past service with Seller and its predecessors and Affiliates), each Transferred Employee will be credited under Buyer’s vacation and sick leave policy with (i) the full amount of vacation leave accrued by such Transferred Employee but unused as of the Closing Date under the vacation policy of Seller applicable to such Transferred Employee and (ii) the lesser of forty (40) hours or the full amount of sick leave accrued by such Transferred Employee but unused as of the Closing Date under the sick leave policy of Seller applicable to such Transferred Employee.  To the extent that any unused vacation is not credited to any Transferred Employee under this Section 5.6(g), Seller will pay to each such Transferred Employee the cash value of such unused vacation as of the first payroll date ending after the Closing Date or such other time as required by applicable Legal Requirements.

(h) All workers’ compensation obligations relating to, arising out of or resulting from any claim by any Employee that results from an injury that occurred at or prior to the Effective Time shall be retained by Seller.  All workers’ compensation obligations relating to, arising out of or resulting from any claim by a Transferred Employee that results from an injury that occurs after the Effective Time shall be the exclusive responsibility of the Buyer.  Seller further agrees that (A) any Employee, including any Transferred Employee, who has received an offer of employment from Buyer but has not yet commenced employment with Buyer and who as of the Closing Date is receiving or is entitled to receive short-term or long-term disability benefits under Seller’s short-term or long-term disability benefit plans shall receive or continue to be paid such benefits after the Closing in accordance with the terms of the disability plans of Seller and (B) Buyer shall have no obligation to provide any disability or other benefits or compensation to any such Person.

(i) Buyer or its Affiliates will have responsibility for complying with the continuation coverage requirements under Section 4980B of the Code (“COBRA”) solely for the “M&A qualified beneficiaries” (as defined in Q&A-4 of Treasury Regulation Section 54.4980B-9) who are listed on Schedule 5.6(i), as disclosed as of the Effective Time.  Schedule 5.6(i) will sets forth a list of (i) each individual who is receiving or entitled to receive COBRA coverage from Seller as of the Effective Time (or potentially entitled to receive COBRA coverage from Seller at a later time in the case of each Employee on short-term or long-term disability) and who immediately prior to the Effective Time is an employee principally of the Business or was last employed principally in the Business (or is an eligible beneficiary of any of the foregoing), but not any other individual, (ii) the effective date of such coverage for each such individual, (iii) the amount of the monthly COBRA cost with respect to such individual and (iv) the expected duration of such coverage.    Except as provided in this Section 5.6(i), Buyer shall have no responsibility at any time arising under or in connection with COBRA with respect to any individual who is a former employee of Seller as of immediately prior to the Closing.

(j) The parties expressly acknowledge and agree that nothing contained in this Section 5.6 or any other provision of this Agreement, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement of Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee, Transferred Employee, or Labor Union) other than the parties to this Agreement or create a contract between Buyer, Seller or any of their respective Affiliates on the one hand and any employee of Seller on the other hand, and no employee of Seller may rely on this Agreement as the basis for any breach of contract claim against Buyer or Seller, (iv) be deemed or construed to require Buyer or any of its Affiliates to continue to employ any particular employee of Seller for any period after the Closing, or (v) be deemed or construed to limit Buyer’s or any of its Affiliates’ right to terminate the employment of any Transferred Employee during any period after the Closing Date or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates.

(k) Schedule 5.6(a) separately identifies each Employee who is represented by a Labor Union (and specifies which such Labor Union) as of the date hereof and will be updated by Seller no more than fifteen (15) business days and at least ten (10) business days prior to the Closing pursuant to Section 5.6(a).  Buyer shall adopt each Collective Bargaining Agreement listed on Schedule 1.1(d) and assume all obligations with respect to any Transferred Employee under such Collective Bargaining Agreement that arise out of, or are attributable to, the period after the Effective Time.  To the extent required by applicable law, Buyer shall recognize each Labor Union as the exclusive representative of the specific group of Transferred Employees that such Labor Union represents pursuant to any assumed Collective Bargaining Agreement to which it is a party.

(l) The parties agree that, as to any or all of the Employees or former employees of Seller, Nexstar may assume Buyer’s obligations under this Agreement, in which event Nexstar will have all of the rights of Buyer pursuant to this Agreement as to all such Employees and former employees.

5.7 Accounting Services; Access to and Retention of Records

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(a) During the first sixty (60) days after the Closing, Buyer shall provide to Seller at no additional cost the reasonable services of the Business’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Business for the period prior to the Closing, all substantially in accordance with the procedures and practices applied by Buyer’s business offices, as amended from time to time.

(b) From and after the Closing Date, Buyer shall preserve, in accordance with Buyer’s normal document retention procedures and practices, all books and records transferred by Seller to Buyer pursuant to this Agreement and shall provide Seller a reasonable opportunity to access and obtain copies, at Seller’s expense, of any such books and records.  In addition to the foregoing, from and after the Closing, Buyer shall afford to Seller, and its counsel, accountants, and other authorized agents and representatives, at Seller’s expense, during normal business hours, reasonable access to the employees, books, records and other data relating to the Purchased Assets, the Assumed Obligations, or the Transferred Employees in its possession with respect to the periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Seller (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Seller, (b) for the preparation of Tax Returns and audits and (c) for any other reasonable and proper business purpose, provided in each case that such access does not unreasonably disrupt the business and operations of the Business or of Buyer.

5.8 Further Action

.  In furtherance (and not in limitation) of the provisions set forth in this Agreement, at all times prior to the Closing, Buyer and Seller shall use their respective commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as is practicable.

5.9 Notice

.  Each party will give prompt written notice to the other party of any fact or condition that causes or constitutes a breach of any of its representations, warranties or covenants in this Agreement, or of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.  Without limiting the foregoing, pending the Closing, Seller shall give Buyer prompt written notice of the occurrence of any of the following:

(a) Any loss, damage or destruction, as required pursuant to Section 5.4;

(b) the commencement of any proceeding before the FCC or any other Governmental Entity involving any of the FCC Licenses or which could have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry that do not have a disproportionate impact on the Business or the Stations as compared with other broadcast television stations generally;

(c) any material labor grievance, material controversy, strike or material dispute affecting the Business or the Stations and the scheduling of any bargaining discussions with the certified bargaining unit;

(d) any violation by Seller or any Station of any Legal Requirement which would reasonably be expected to have a Material Adverse Effect;

(e) any notice received by Seller of any material breach, material default, claimed material breach or material default or termination of any Contract that, if it were in effect on the Closing Date, would be a Purchased Contract;

(f) any material correspondence received by Seller from or sent by Seller to any MVPD concerning must carry status, retransmission consent and other matters arising under the Communications Laws, including any material correspondence related to the status of negotiations with any MVPD; and

(g) the loss of carriage or change in channel position of any Station on any MVPD or the cessation of broadcasting or failure of a Station to broadcast at least 80% of its authorized power for more than twenty-four (24) consecutive hours or any other development which has a Material Adverse Effect on the operation of the Business or the Stations.

5.10 Title Insurance; Survey

.  Buyer may obtain, at its sole option and expense, and Seller shall grant Buyer access to obtain (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Leased Real Property (collectively the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Seller shall provide Buyer with any existing Title Commitments and Surveys in its possession.  The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs and will contain no exceptions except for Assumed Liabilities or Permitted Liens.  Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys (including by providing customary representations and affidavits to Buyer’s title company), provided that Seller shall not be required to incur any cost, expense or other liability in connection therewith.  If the Title Commitments or Surveys reveal any Lien on the title, other than Assumed Liabilities or Permitted Liens, Buyer may notify Seller in writing of such objectionable matter as soon as Buyer determines that such matter is not an Assumed Liability or Permitted Lien, and Seller shall use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.

5.11 Environmental Assessments; Phase I Investigations

.  Within sixty (60) days from the date of this Agreement, Buyer shall have the right, at its sole cost and expense, to engage an environmental consulting firm to conduct a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (a “Phase I Environment Assessment”), with respect to the Real Property, provided such Phase I Environment Assessment shall be conducted only (i) during regular business hours, (ii) with no less than two (2) business days prior written notice to Seller, (iii) in a manner which will not unduly interfere with the operation of the Business or the use of access to or egress from the Real Property and (iv) without any material damage to any property, real or personal, of Seller.

5.12 Accounts Receivable and Accounts Payable

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(a) On or as soon as practicable after the Closing Date, but in no event later than ten (10) business days after the end of the calendar month in which the Closing occurs, Seller will deliver to Buyer a statement setting forth the outstanding accounts receivable of the Business as of the Effective Time (the “Accounts Receivable”) and the outstanding accounts payable, including unpaid commissions and bonuses due to Employees of the Business as of the Effective Time (the “Accounts Payable”).

(b) Subject to the terms and provisions in this Section 5.12, Buyer will collect the Accounts Receivable in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable including account reconciliation procedures for a period of 180 calendar days following the Closing Date (the “Collection Period”).  Buyer will not be obligated to, and without the prior written consent of Seller will not, institute litigation, employ any collection agency, legal counsel, or other third party, or take any other extraordinary means of collections or pay any expenses to third parties to collect the Accounts Receivable.  All amounts collected by Buyer after the Closing from an account debtor will be applied first to the Accounts Receivable of such account debtor in the order of their origination, unless the account debtor disputes such Accounts Receivable in writing or designates payment of a different Accounts Receivable in writing.  If during the Collection Period a dispute arises with regard to an account included among the Accounts Receivable, Buyer shall promptly advise Seller thereof and may (or, if requested by Seller, shall) return that account to Seller.  Buyer shall not issue any credit or accommodation against any Accounts Receivable without the prior written consent of Seller.

(c) Buyer shall pay, within forty (40) calendar days after the end of the month of receipt of such Accounts Receivable, related commissions or bonuses due to Employees or national sales representatives (unless already paid by Seller) (the “Net Receivables”) as applicable (any payment to national sales representatives shall be reconciled to actual collections).  Such Net Receivables shall be paid in consultation with Seller and consistent with its current business practices subject to holdbacks and offsets as reasonably directed by Seller and consistent with its current business practices.

(d) Except as otherwise provided in this Section 5.12, during the Collection Period, Buyer will use the Net Receivables collected to pay the Accounts Payable in a timely manner, provided, however, Buyer has no obligation to use its own funds in excess of the Net Receivables to pay Accounts Payable.  Within thirty (30) calendar days after the end of each month during the Collection Period, Buyer will deliver to Seller a written report, prepared in good faith and accompanied by reasonable supporting documentation, with respect to (i) the collections made with respect to the Accounts Receivable, (ii) the calculation of Net Receivables and (iii) payments remitted with respect to the Accounts Payable together with a copy of the invoices therefor.  Such report shall be accompanied by a payment to Seller of the amount by which the collected Net Receivables paid during such month exceed the amount of the Accounts Payable during such month.  The parties shall cooperate in good faith to answer any questions and resolve any issues raised by Seller in connection with its review of such report.

(e) Within forty (40) calendar days after the end of the Collection Period, Buyer shall deliver to Seller a final written report (“Final Report”) which report shall be accompanied by a final payment to Seller of the amount by which the Net Receivables collected during the Collection Period exceeded the amount paid in respect of the Accounts Payable during the Collection Period less any interim amounts theretofore remitted to Seller.  The Final Report shall be prepared in good faith, accompanied by reasonable supporting documentation and contain (i) a statement of accounts for each account prepared in a manner consistent with Buyer’s own record-keeping practices, (ii) copies of all invoices received by Buyer after the Closing Date for periods ending on or before the Closing Date and not previously provided to Seller pursuant to Section 5.12(b), and (iii) an Accounts Receivable aging report for the Business.  Buyer shall use commercially reasonable efforts to deliver the Final Report to Seller in an electronic format.  The parties shall cooperate in good faith to answer any questions and resolve any issues raised by Seller in connection with its review of the Final Report.

(f) Following the expiration of the Collection Period, Buyer shall have no further obligations pursuant to this Section 5.12, except to remit to Seller any amounts received by Buyer which can be specifically identified as a payment on account of any Accounts Receivable will be promptly paid over or forwarded to Seller.

(g) All amounts due to Seller or Buyer under this Section 5.12 that are not paid in accordance with the provisions hereof shall bear interest until paid at a rate per annum equal to the generally prevailing prime interest rate (as reported by The Wall Street Journal).  The parties acknowledge and agree that Accounts Receivable collected by Buyer for Seller pursuant to this Section 5.12 shall not be subject to a right of offset for any claim by Buyer against Seller.

(h) After the Closing, Seller, at its own expense, shall have the right to access and/or audit the books, records and operating practices and procedures of the Business, upon reasonable notice to Buyer and during the normal business hours of the Business, to confirm compliance by Buyer with the provisions of this Section 5.12.

(i) Notwithstanding anything to the contrary in this Section 5.12, the parties acknowledge and agree that Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller of any kind or nature with respect to the Accounts Payable.  Buyer shall have no obligation to make payment respecting any Accounts Payable, if at such time, Accounts Payable exceed the amount of collected Net Receivables.  If at any time or from time to time during the Collection Period the amount owing in respect of any Accounts Payable exceeds the amount of available collected Net Receivables, Buyer will promptly notify Seller of such deficit and Seller shall thereafter pay to Buyer such difference within thirty (30) calendar days after the delivery to Seller of such notice.  If Seller shall not pay the deficit to Buyer within the time period specified, Buyer shall have the option in its sole discretion to pay such deficit, and Seller shall thereafter reimburse Buyer immediately for such amount, including interest at the rate set forth in Section 5.12(h) above.

(j) Effective upon the Closing Date and solely for purposes of facilitating Buyer’s compliance with this Section 5.12, Seller hereby irrevocably constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Seller, to collect the Accounts Receivables, to endorse, without recourse, checks, notes and other instruments in the name of Seller, to pay the Accounts Payables and to do all such further acts and things in relation thereto as is contemplated by Section 5.12 hereof.  Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller except as provided herein.  Each Seller further authorizes Buyer and its officers, successors and assigns to receive and open all mail, telegrams, packages, electronic mail and other communications that are addressed to such Seller and that relate to the Business and/or any Purchased Asset, and to reply to and retain such communications.  The preceding sentence constitutes full authorization to the postal authorities, express courier companies and other persons to make delivery of such communications directly to Buyer or to persons specified by Buyer.  Seller confers this authority upon Buyer and its officers, successors and assigns on the condition that Buyer shall promptly forward to Seller all such mail, telegrams, electronic mail and other communications that do not relate solely to the Business or the Purchased Assets.

5.13 Cooperation

.  Buyer shall exercise reasonable efforts to cooperate with Seller to release any Liens on the Purchased Assets.  Buyer acknowledges that Seller may make use of the proceeds from the Purchase Price for the repayment of indebtedness associated with any Liens on the Purchased Assets.

5.14 Tax Returns and Payments

.

(a) All material Tax Returns, estimates, and reports with respect to the Purchased Assets or operation of the Business that are required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate taxing authorities or extension requests will have been timely filed and granted.  All material Taxes pertaining to Seller’s ownership of the Purchased Assets or Seller’s operation of the Business prior to the Closing Date will be paid by Seller when due and payable unless protested in good faith.

(b) All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by Seller will be paid one-half by Buyer and one-half by Seller.  Any Tax Returns that are required to be filed in connection with transfer Taxes will be prepared by Buyer, at its own expense (except where Seller is legally required to file any such Tax Return, in which case Seller will prepare and file such Tax Return at its own expense).  Without limiting the foregoing, Buyer and Seller will cooperate in all reasonable respects to prepare and file all necessary Tax Returns.

5.15 Fulfillment of Conditions

.  Seller will use commercially reasonable efforts to satisfy each of the conditions for Closing of Buyer set forth in Article 7, and Buyer will use its commercially reasonable efforts to satisfy each of the conditions for Closing of Seller set forth in Article 6.

5.16 Further Action Regarding Intangible Property

.  If, after the Closing Date, either Buyer or Seller identifies any Intangible Property that is then owned by Seller, Seller shall transfer all rights in and to and, if applicable, deliver, such Intangible Property to Buyer or its designated Affiliate for no additional consideration.  If, after the Closing Date, either Buyer or Seller identifies any Intellectual Property that was transferred to it from Seller but that does not constitute Intangible Property, Buyer shall, or shall cause the applicable Affiliate to, promptly transfer all rights in and to and, if applicable, deliver, such Intellectual Property to Seller for no additional consideration.  Each party shall take such further actions, and execute and deliver such further documents, instruments and agreements, as the other party may reasonably request, whether on or after the Closing Date, to implement and/or give effect to the provisions of this Section 5.16.

5.17 Sublicense under NexGen Source Code

.

(a) For purposes of this Agreement:

(i)  “Source Code” means all of Seller’s rights (including all of Seller’s Intellectual Property rights (if any)) in and to the NexGen TV source code in the form delivered by Seller to Buyer on or before the Closing Date.

(ii) “Section 5.19 of the CC APA” means Section 5.19 of the Asset Purchase Agreement, made as of April 20, 2007, by and among the company or companies set forth as Seller on the signature page thereto, Clear Channel Broadcasting, Inc., and TV Acquisition LLC, of which Buyer has been provided a true and correct copy of Section 5.19 thereof.

(b) Effective upon the Closing Date:

(i) Buyer covenants and agrees that it shall use the Source Code in connection with Buyer’s ownership and operation of the Stations and, to the extent permitted by Section 5.19 of the CC APA, other television stations owned or controlled by Buyer.  Except as expressly set forth in this Section 5.17, neither Buyer nor its Affiliates shall sell, assign, license, or grant any of its rights with respect to the Source Code to any other Person, or otherwise permit any other Person to possess or use the Source Code in any manner, other than to a Person that, directly or indirectly, acquires one of more of the Stations from Buyer or its Affiliates, in which case, Buyer shall ensure that such Person agrees to be bound to the terms and conditions set forth in this Section 5.17.  Buyer acknowledges and agrees that Clear Channel Communications, Inc. and its Affiliates are using and may continue to use, and that Seller is not sublicensing to Buyer or its Affiliates, certain software, firmware and hardware that may have previously been used in connection with or bundled with the Source Code or into which the Source Code may have been previously integrated, and Buyer covenants and agrees that it will not (and shall require any Person that acquires, directly or indirectly, one of more of the Stations from Buyer or its Affiliates not to) make any claim or initiate or maintain any suit or other proceeding against Clear Channel Communications, Inc. and its Affiliates in respect of such retained software, firmware and hardware or the use, sale, assignment, license or other disposition thereof.

(ii) Seller hereby grants to Buyer and its Affiliates a non-exclusive, perpetual, royalty-free, fully paid-up, non-sublicensable, non-transferable (except as set forth in this Section 5.17(b)(ii)), worldwide license to use, reproduce, distribute, display, perform, improve, modify, update, upgrade, enhance, make derivative works based upon and otherwise exploit the Source Code, but in each case, in connection with the ownership and operation of the Stations and, to the extent permitted by Section 5.19 of the CC APA, other television stations owned or controlled by Buyer.  Neither Buyer nor any Affiliate shall sell, assign, license, or grant any of its rights with respect to the Source Code to any other Person, or otherwise permit any other Person to possess or use the Source Code in any manner, except that the sublicense granted pursuant to this Section 5.17(b)(ii) may be assigned by Buyer to any Person that acquires, directly or indirectly, one of more of the Stations from Buyer or its Affiliates.  For the avoidance of doubt, the rights granted to Buyer and its Affiliates hereunder with respect to the Source Code include the right to use and otherwise exploit the object code version of NexGen TV.

(c) Notwithstanding any other provision of this Section 5.17, Buyer acknowledges and agrees that none of the rights and sublicenses granted to Buyer pursuant to this Section 5.17 shall be construed, interpreted or otherwise deemed to amend, contravene or otherwise exceed the scope of the rights granted to Seller with respect to the Source Code pursuant to Section 5.19 of the CC APA.

5.18 Financing

.

(a) Buyer shall not agree to any amendment, replacement, supplement or other modification of, or waive any of its rights under, any Commitment Letter or any definitive agreements related to any Financing, in each case, without the prior written consent of the Seller; provided that the Buyer may amend, replace, supplement or otherwise modify or waive its rights under any Commitment Letter or definitive agreement related to any Financing (including any replacement thereof in whole or in part with a high yield and/or high yield bridge financing) without the prior written consent of Seller so long as any such amendment, replacement, supplement, modification or waiver (i) does not reduce the aggregate amount of the Financing below an amount sufficient to consummate the transactions contemplated hereby and pay related fees and expenses, (ii) does not impose new or additional conditions to the Financing that would be reasonably expected to delay or prevent the funding of the Financing, and (iii) does not adversely impact the ability of Buyer to timely consummate the transactions contemplated by this Agreement.  Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (in each case, taking into account the expected timing of the Marketing Period) to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters (as such terms may be modified or adjusted in accordance with the terms hereof or of, and within the limits of, the “flex” provisions contained in any related fee letter), including (i) using reasonable efforts to (w) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof, (x) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein, (y) satisfy (or if deemed advisable by Buyer, seek waiver of) on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Buyer that are within its control set forth in such definitive agreements and (z) upon satisfaction of such conditions, consummate the Financing; and (ii) use commercially reasonable efforts to enforce its rights under the Commitment Letters (provided that all conditions to Buyer’s obligations under this Agreement (except those to be satisfied at the Closing) have been satisfied or waived and the Marketing Period has ended).  Buyer shall furnish correct and complete copies of all such definitive agreements to Seller promptly upon their execution.  At Seller’s request, Buyer shall inform Seller in reasonable detail of the status of its efforts to obtain and consummate the Financing (including by providing substantially final draft agreements to the extent reasonably requested).  Upon any such amendment, replacement, supplement, modification or waiver of any Commitment Letter in accordance with this Section 5.18(a), (A) the term “Commitment Letter” shall, with respect to the debt financing, mean the Commitment Letter, as so amended, replaced, supplemented, modified or waived in accordance with this Section 5.18(a) and (B) Buyer shall promptly deliver correct and complete copies of such amendments, replacements, supplements, modifications or waivers to Sellers.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters (as such terms may be modified or adjusted in accordance with the terms hereof and of, and within the limits of, the “flex” provisions contained in any related fee letter) for any reason and such portion is reasonably required to consummate the transactions contemplated hereby and pay related fees and expenses, Buyer shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable but in any event no later than the Outside Date, financing from alternative sources for such portion and which financing shall, in any event, (i) be in an aggregate amount sufficient to consummate the transactions contemplated hereby and pay related fees and expenses, and (ii)  not adversely impact the ability of Buyer to timely consummate the transactions contemplated by this Agreement.  In the event that alternative Financing is arranged in accordance with this Section 5.18(b), the term “Commitment Letter” shall mean the commitment letters for such alternative Financing (as amended, replaced, supplemented, modified or waived in accordance with Section 5.18(a)).  In the event that alternative Financing shall be obtained pursuant to this Section 5.18(b), the parties shall comply with the covenants in Section 5.18(a) with respect to such alternative Financing mutatis mutandis.  If applicable, Buyer shall furnish correct and complete copies of all definitive agreements relating to the alternative Financing to Seller promptly upon their execution.  At Seller’s request, Buyer shall inform Seller in reasonable detail of the status of its efforts to obtain and consummate the alternative Financing.

(c) Buyer shall give Seller prompt notice of (i) any material breach by the lenders party to the Commitment Letters of which Buyer becomes aware, (ii) the termination for any reason of one or more of the Commitment Letters or (iii) any condition precedent of the Financing which Buyer reasonably believes will not be satisfied at the Closing.

ARTICLE 6

SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

6.1 Representations and Covenants

.

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Buyer contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on Buyer; provided, that for purposes of this Section, all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements that by their terms are to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed by Buyer in all material respects.

(c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

6.2 Proceedings

.  Neither Seller nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

6.3 FCC Authorization

.  The FCC Consent shall have been granted and shall be in full force and effect.

6.4 Hart-Scott-Rodino

.  If applicable, the HSR Clearance shall have been obtained.

6.5 Deliveries

.  Buyer shall have complied with each of its obligations set forth in Section 8.2.

6.6 Consents

.  The Required Consents (if any) shall have been obtained.

6.7 Nexstar Transaction

.  The Nexstar Transaction shall have been consummated or will be consummated contemporaneously with the Closing.

ARTICLE 7

BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

7.1 Representations and Covenants

.

(a) All representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Seller contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business; provided, that for purposes of this Section, all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements that by their terms are to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed by Seller in all material respects.

(c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer or member of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2 Proceedings

.  Neither Seller nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

7.3 FCC Authorization

.  The FCC Consent shall have been granted and shall be in full force and effect and shall have become a Final Order, except as set forth in Section 1.8 hereof.

7.4 Hart-Scott-Rodino

.  If applicable, the HSR Clearance shall have been obtained.

7.5 Deliveries

.  Seller shall have complied with each of its obligations set forth in Section 8.1.

7.6 Consents

.  The Required Consents (in form and substance reasonably acceptable to Buyer) shall have been obtained.

7.7 No Material Adverse Effect

.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Business and the Nexstar Business, taken as a whole.  For purposes of this Agreement, For purposes of this Agreement, the term “Material Adverse Effect” has the meaning set forth for such term in the Nexstar Agreement.

7.8 Providence Guarantee

.  Providence shall have executed and delivered the Providence Guarantee to Buyer.

7.9 Nexstar Transaction

.  The Nexstar Transaction shall have been consummated or will be consummated contemporaneously with the Closing.

ARTICLE 8

CLOSING DELIVERIES

8.1 Seller Documents

.  At Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation and each of the jurisdictions in which Seller is required by law to be qualified as a result of its ownership of any Purchased Asset or operation of the Business;

(b) certified copies of all limited liability company or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(c) the certificate described in Section 7.1(c);

(d) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer in substantially the form for Seller attached to the Nexstar Agreement as Exhibit B, duly executed  by Seller;

(e) an assignment and assumption of contracts assigning the Purchased Contracts from Seller to Buyer in substantially the form for Seller attached to the Nexstar Agreement as Exhibit C, duly executed  by Seller;

(f) an assignment and assumption of leases assigning the Real Property Leases from Seller to Buyer in substantially the form for Seller attached to the Nexstar Agreement as Exhibit D, duly executed  by Seller;

(g) limited or special (but not general) warranty deeds (as customary in the applicable jurisdiction and subject to Permitted Liens) conveying the Owned Real Property from Seller to Buyer in forms to be mutually agreed by Seller and Buyer, duly executed by Seller;

(h) an intellectual property assignment duly executed by the Seller assigning the Intangible Property listed on Schedule 1.1(e) to Buyer, in substantially the form for Seller attached to the Nexstar Agreement as Exhibit E, duly executed by Seller;

(i) a domain name transfer duly executed by the Seller assigning the Business’ domain names included in the Intangible Property, including the domain names listed on Schedule 1.1(e) (if any), to Buyer;

(j) a general bill of sale conveying the other Purchased Assets from Seller to Buyer in substantially the form for Seller attached to the Nexstar Agreement as Exhibit F, duly executed by Seller;

(k) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code in substantially the form for Seller attached to the Nexstar Agreement as Exhibit G, duly executed by Seller;

(l) a transition services agreement substantially in the form attached the Nexstar Agreement as Exhibit I, duly executed  by Seller;

(m) joint written instructions of Seller and Buyer to the Escrow Agent instructing the Escrow Agent to release the Deposit Escrow Fund and all Earnings thereon to Seller;

(n) the Unwind Agreement, if applicable under Section 1.8; and

(o) (i) with respect to the Liens securing Seller’s senior secured credit facilities, (x) a letter from the appropriate agent thereunder acknowledging that, upon receipt of the amount required to be prepaid as a result of the transactions contemplated by this Agreement, the Liens securing the Purchased Assets will be released; and (y) a form of UCC-3 financing statement to be filed in Seller’s jurisdiction of organization following receipt by such agent of such amount; and (ii) forms of documentation reasonably acceptable to both parties effectuating the release of all other Liens on the Purchased Assets, if any, required to be released in connection with the Financing.

8.2 Buyer Documents

.  At Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) the Purchase Price in accordance with Section 1.4 hereof;

(b) a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(c) certified copies of all corporate or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(d) the certificate described in Section 6.1(c);

(e) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer in substantially the form attached to the Nexstar Agreement as Exhibit B, duly executed by Buyer;

(f) an assignment and assumption of contracts assuming the Purchased Contracts in substantially the form attached to the Nexstar Agreement as Exhibit C, duly executed by Buyer;

(g) an assignment and assumption of leases assuming the Real Property Leases in substantially the form for Seller attached to the Nexstar Agreement as Exhibit D, duly executed by Buyer;

(h) joint written instructions of Seller and Buyer to the Escrow Agent instructing the Escrow Agent to release the Deposit Escrow Fund and all Earnings thereon to Seller; and

(i) the Unwind Agreement, if applicable under Section 1.8.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1 Survival

.  The representations, warranties and covenants in this Agreement and any agreements required to be performed prior to the Closing, including the Seller Ancillary Agreements and the Buyer Ancillary Agreements, or in the certificate delivered pursuant to Section 8.1(c), shall be deemed representations, warranties and covenants of Seller regardless of any investigation, audit or inspection made by or on behalf of Buyer.  All such representations and warranties shall survive the Closing and will remain in full force and effect until the date that is twelve (12) months after the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties (or in such certificates, to the extent they relate to such representations and warranties) shall be made by any Person for indemnification thereafter); provided, that claims for fraud with scienter shall not be subject to such limitations; provided, further, such covenants and agreements of the parties hereto shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenant and agreement (except that no claims with respect to such covenants and agreements shall be made by any Person after the date that is twelve (12) months after the Closing Date).

9.2 Indemnification

.

(a) Subject to Section 9.2(b), from and after Closing, each Seller, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates, and their respective employees, officers, directors, representatives and agents and all of their successors and assigns (the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, taxes, liabilities and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred by the Buyer Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i) any breach by Seller of its representations or warranties made under this Agreement or in the certificate delivered pursuant to Section 8.1(c) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers, except in the case of the representations and warranties set forth in the first sentence of Section 2.16);

(ii) any default by Seller of any covenant or agreement made in this Agreement;

(iii) the Excluded Assets and Retained Obligations; and

(iv) the ownership, business or operation of the Business before the Effective Time.

(b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (1) Seller shall have no liability to Buyer under Section 9.2(a)(i) unless the aggregate amount of the Damages and the Nexstar Damages exceed $2,855,360.00) (the “Deductible”) after which Seller will be liable for Damages under Section 9.2(a)(i) and for Nexstar Damages only in excess of the Deductible, (2) the maximum aggregate liability of Seller under Section 9.2(a)(i) and Section 9.2(a)(i) of the Nexstar Agreement shall be an amount equal to $28,553,600.00) (as adjusted pursuant to Section 9.2(c), the “Cap”), it being understood that the Buyer Indemnified Parties and the Nexstar Indemnified Parties shall not be entitled to collect any Damages or Nexstar Damages under Section 9.2(a)(i) or under Section 9.2(a)(1) of the Nexstar Agreement from Seller or its Affiliates in excess of the Cap and none of Seller or its Affiliates shall have any liability for any Damages or Nexstar Damages under Section 9.2(a)(i) or under Section 9.2(a)(i) of the Nexstar Agreement in excess of the Cap, and (iii) Seller shall have no liability to Buyer under Section 9.2(a)(i) for any claims arising out of or relating to any circumstances occurring after the expiration of the Survival Period; provided, that claims for fraud with scienter shall not be subject to the Deductible or the Cap.

(c) On and as of the date that is six (6) months following the Closing Date, the Cap shall be reduced to an amount equal to (x) $14,267,500 plus (y) the sum of the amount of all unpaid Closing Date Adjustments and the amount of all unpaid Nexstar Closing Date Adjustments, if any, payable by Seller pursuant to Section 1.6 or pursuant to Section 1.6 of the Nexstar Agreement plus (z) the amount of any claims by the Buyer Indemnified Parties or the Nexstar Indemnified Parties for indemnification under this Agreement or the Nexstar Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement or the Nexstar Agreement.  On the date that is twelve (12) months following the Closing Date, the Cap shall be reduced to the amount of any claims by the Buyer Indemnified Parties or the Nexstar Indemnified Parties for indemnification under this Agreement or the Nexstar Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement or the Nexstar Agreement, as applicable.

(d) At Closing, Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. (collectively, “Providence”) are delivering a guarantee in favor of Buyer, in substantially the form attached to the Nexstar Agreement as Exhibit H (the “Providence Guarantee”), pursuant to which Providence is guaranteeing Seller’s obligations under this Article 9.

(e) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller and its successors and assigns (the “Seller Indemnified Parties”) from and against any and all Damages incurred by the Seller Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i) any breach by Buyer of its representations and warranties made under this Agreement or in the certificate delivered pursuant to Section 8.2(d) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers);

(ii) any default by Buyer of any covenant or agreement made in this Agreement;

(iii) the Assumed Obligations and Transfer Taxes that Buyer is responsible for pursuant to Section 11.1;

(iv) the ownership, business or operation of the Business after the Effective Time; and

(v) any Damages Seller incurs as a result of Buyer’s failure to assume any Section 1.2(r) Contract.

9.3 Procedures with Respect to Third Party Claims

.

(a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced and provided that, where applicable, such notice is given within the time period described in Section 9.1.

(b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it.  In the event that the indemnifying party does not undertake such defense or opposition, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost, except that the indemnified party shall not, without the indemnifying party’s written consent, settle or compromise any Claim or consent to entry of any judgment which settlement, compromise or judgment does not include the giving by the claimant to the indemnifying party of a release from all liability to the claimant in respect of such Claim, if the indemnifying party is party to such Claim.

(c) Anything herein to the contrary notwithstanding:

(i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which (A) settlement, compromise or judgment does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim, and (B) contains any covenants or undertakings binding on the indemnified party other than customary agreements to keep the terms of such settlement or compromise confidential; and

(iii) in the event that the indemnifying party undertakes the defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

9.4 No Special Damages, Mitigation

.  No indemnifying party shall be liable to any indemnified party for special, indirect, consequential, punitive or exemplary damages, or lost profits, unless and to the extent such damages are payable to a third party. Each party agrees to exercise its commercially reasonable efforts to mitigate any Damages in respect of any pending or threatened Claim.

9.5 Offset

.  The amount of any Damages indemnifiable by any indemnifying party to any indemnified party pursuant to this Article 9 will be reduced to reflect (a) the value of any net Tax benefit (whether monetary or otherwise) that will be realized, directly or indirectly, by the indemnified party as a result of such Damages and (b) any amount actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Damages.

9.6 Treatment of Indemnity Benefits

.  All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

9.7 Environmental Liabilities

.  Notwithstanding anything herein to the contrary (and subject in all respects to the Cap), with respect to any claim for indemnification regarding any breach of any representation or warranty under Section 2.9, Seller shall have no obligation to indemnify or hold harmless a Buyer Indemnified Party for (a) any Damages that would not have arisen but for any intrusive investigation (including any soil, groundwater or surface water sampling) by Buyer or any of its agents or representatives, except to the extent such intrusive investigation was consented to by Seller, was required by or required to attain compliance with Environmental Laws or environmental permits or a Governmental Entity, was necessary to address a significant risk to human health or safety, or was affirmatively required in writing by a landlord or by a lease agreement, or (b) any investigation, monitoring or remedial costs or other related costs that exceed the cost to meet a reasonably cost-effective standard or remedy required by applicable Environmental Laws that is consistent with the commercial or industrial use of the site as of the Closing Date, as applicable (including any site-specific standards based on risk assessments and any remedies or standards that require or are limited to the imposition of deed restrictions, land use restrictions or monitored natural attenuation), that do not materially interfere with the use of or materially impair the value of the property and provided that such remedy is acceptable to (i) the Governmental Entity with jurisdiction over the condition if the approval of such Governmental Entity is required therefor under applicable Environmental Laws and (ii) any landlord (with respect to conditions on leased real property) if the approval of such landlord is required therefor, including the applicable lease.  Notwithstanding the foregoing, Buyer may clean up to more stringent standards, but the increased cost shall be borne by Buyer and not subject to indemnification by Seller.

9.8 Exclusive Remedies

.  Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement or any Buyer Ancillary Agreements or Seller Ancillary Agreements, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, unless and to the extent such damages are payable to a third party; provided, however, that nothing contained in this Agreement shall relieve or limit (a) the liability of any party from any liability or Damages arising out of or resulting from such party’s fraud with scienter in connection with the transactions contemplated in this Agreement, the Seller Ancillary Agreements or the Buyer Ancillary Agreements, (b) Seller’s obligations under Section 5.4(b)(iii).  In furtherance of the foregoing, each of Buyer and Seller hereby waive, to the fullest extent permitted under applicable law, except in the case of fraud with scienter, any and all rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local law, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law, tort or otherwise and relating to this Agreement, any Seller Ancillary Document or any Buyer Ancillary Document (including any certificate delivered pursuant to Section 6.1(c) or Section 7.1(c)) or the transactions contemplated hereby) other than any rights, claims or actions arising under Section 5.4(b)(iii) and this Article 9.

9.9 Effect of Investigation

.  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Ancillary Agreement or Buyer Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE 10

TERMINATION AND REMEDIES

10.1 Termination

.  Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a) by mutual written agreement of Buyer and Seller;

(b) by written notice of Buyer to Seller if (i) Buyer is not in material breach of its obligations under this Agreement, (ii) Seller breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Seller breaches and defaults that are not cured within the Cure Period (as defined in Section 10.2) would prevent the conditions to the obligations of Buyer set forth in Section 7.1 from being satisfied;

(c) by written notice of Seller to Buyer if (i) Seller is not in material breach of its obligations under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Buyer breaches and defaults that are not cured within the Cure Period would prevent the conditions to the obligations of Seller set forth in Section 6.1 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligations to pay the Escrow Deposit Fund on the date hereof and to pay the Purchase Price at Closing; or

(d) by written notice of Buyer to Seller, or by Seller to Buyer, if the Closing does not occur by the date that is twelve (12) months after the date of this Agreement (such date, the “Outside Date”), unless the Closing has not occurred by such date as a result of a material breach of this Agreement by the party providing such notice of termination.

10.2 Cure Period

.  Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement, and such notice shall include a description of the breach.  The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) calendar days thereafter or (ii) five (5) business days after the day otherwise scheduled for Closing; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing Date.

10.3 Termination and Survival

.  Subject to Section 10.4 and Section 10.5, in the event of a termination of this Agreement by either Seller or Buyer as provided in Section 10.1, this Agreement shall forthwith become null and void and, subject to Section 10.5, there shall be no liability or obligation on the part of Seller, Buyer or their respective directors, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys or representatives; provided that the provisions of this Section 10.3 and Section 5.1 (Confidentiality), Section 10.5 (Liquidated Damages), Section 10.6 (Return of Escrow Deposit), Section 11.1 (Expenses), Section 11.6 (Entire Agreement), Section 11.9 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 11.10 (Neutral Construction), Section 11.12 (Counterparts; Delivery by Facsimile/Email) and Section 11.13 (Interpretation) shall remain in full force and effect and survive any termination of this Agreement; provided, however, that, subject to Section 10.5, any such termination shall not relieve any party of any liability for any breach or default that occurred prior to such termination.

10.4 Specific Performance

.

(a) Subject to Sections 10.4(b), 10.5 and 1.8, the parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), subject to Sections 10.4(b), 10.5 and 1.8, prior to the termination of this Agreement pursuant to Section 10.1, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required Governmental Consents, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.  Without limiting the generality of the foregoing, the parties hereto agree that, subject to Section 10.4(b), the party seeking specific performance shall be entitled to enforce specifically (a) a party’s obligations under Section 1.9; (b) Buyer’s obligation (subject to Section 5.17) to draw upon and cause the Financing to be funded, if available; and (c) a party’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price, if applicable), if the conditions set forth in Article 6 or Article 7, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.

(b) Notwithstanding the foregoing, it is explicitly agreed that Seller shall be entitled to seek specific performance of Buyer’s obligation to consummate the Closing if and only if (i) all of the conditions set forth in Article 6 and Article 7 have been satisfied or waived (other than those conditions that by their nature would be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur) and nothing has occurred and no condition exists that would cause the failure of any of the conditions set forth in Article 6 and Article 7 to be satisfied, (ii) Buyer is required to complete the Closing pursuant to Section 1.8(a) but has failed to do so as of two (2) business days following the receipt of Seller’s confirmation referred to in clause (iv), (iii) the Financing has been funded or the provider(s) of the Financing have acknowledged in writing that the Financing will be funded at the Closing and (iv) Seller has irrevocably confirmed in writing that, if an order of specific performance is granted and the Financing is funded, then Seller would perform its obligations to consummate the Closing and the Closing would occur.

10.5 Liquidated Damages

.  If Seller terminates this Agreement pursuant to Section 10.1(c) (only in a situation where (a) all of the conditions set forth in Article 6 and Article 7 (other than those conditions that (i) by their nature would be satisfied at the Closing by actions that Seller has indicated in writing to Buyer that Seller is willing and able to take or (ii) are unsatisfied as a result of Buyer’s breach of its obligations under this Agreement and the failure of such breach to be cured within the Cure Period to the extent provided herein) have been satisfied or waived), then the Escrow Deposit Fund shall be paid to Seller (or Seller’s designee) pursuant to the terms of this Agreement and the Escrow Agreement, and such payment shall constitute liquidated damages.  Buyer acknowledges and agrees that the recovery of the Escrow Deposit Fund as set forth herein shall constitute payment of liquidated damages and not a penalty and that such liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.  Seller acknowledges and agrees that, notwithstanding anything to the contrary herein, if it terminates this Agreement pursuant to Section 10.1, or in any other event prior to the occurrence of the Closing, Seller’s sole and exclusive remedy hereunder shall be the right (if any) to seek payment from the Escrow Deposit Fund pursuant to this Section 10.5 (or, in the alternative, and solely under the circumstances described in Section 10.4(b), the right to specific performance by Buyer of the transactions to be consummated at the Closing.  Except in the case of fraud with scienter, in no event shall any party be liable for punitive damages.

10.6 Return of Escrow Deposit

.  In all cases other than a termination of this Agreement by Seller as described in Section 10.5, which shall result in the payment of the Escrow Deposit Fund to Seller (or Seller’s designee) in accordance with Section 10.5 hereof, the Escrow Deposit Fund shall be released to Buyer upon a termination of this Agreement in accordance with its terms.

ARTICLE 11

MISCELLANEOUS

11.1 Expenses

.  Except as may be otherwise specified herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.  If more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings. Buyer shall pay one-half (1/2) and Seller shall pay one-half (1/2) of all governmental Taxes, fees and charges applicable to the transfer of the Purchased Assets under this Agreement (including sales, use and real property transfer taxes and the costs of recording or filing all applicable conveyance instruments) (collectively, “Transfer Taxes”).  The parties will cooperate in the preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.   Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.  In the event of any litigation regarding or arising from this Agreement prior to the Closing, the prevailing party as determined by a court of competent jurisdiction in a final non-appealable judgment shall be entitled to recover its reasonable costs and expenses (including attorneys’ fees and expenses) incurred therein or in the enforcement or collection of any judgment or award rendered therein.

11.2 Further Assurances

.  After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

11.3 Assignment

.  Neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however that Buyer may by written notice to, but without consent of, Seller, assign its rights and obligations hereunder to an Affiliate of Buyer, provided that any such assignment does not materially delay the processing of the FCC Application, the grant of the FCC Consent, the HSR Clearance (if required) or the Closing.  With respect to any assignment permitted or required under this Section 11.3, Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee).  The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

11.4 Notices

.  Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:                                                                Newport Television LLC
460 Nichols Road, Suite 250
Kansas City, Missouri 64112
Attention: Sandy DiPasquale
Fax:	(816) 751-0250

with a copy (which shall not                                                                                                           Weil, Gotshal & Manges LLP
constitute notice to Seller) to:                                                                                                           50 Kennedy Plaza, 11th Floor
Providence, RI 02903
Attention:  Joseph A. Kuzneski, Jr.
Fax:  (401) 278-4701

if to Buyer:                                                      Mission Broadcasting, Inc.
30400 Detroit Road
Suite 304
Westlake, OH 44145-1855
Attention:  Dennis Thatcher
Fax: (877) 268-6040

with a copy (which shall not                                                                                                           Wiley Rein LLP
constitute notice to Buyer) to:                                                                                                           1776 K Street NW
Washington, DC 20006
Attention:  Richard Bodorff
Fax:  (202) 429-7207

11.5 Amendments

.  No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

11.6 Entire Agreement

.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement.  This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect.  No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement (or in any other agreement or any of the Buyer Ancillary Agreements or Seller Ancillary Agreements executed on the date hereof or thereof in connection herewith).

11.7 Severability

.  If any Governmental Entity holds any provision in this Agreement invalid, illegal or unenforceable as applied to any party or to any circumstance under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

11.8 Third Party Beneficiaries

.  Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns; provided that any person providing the Financing shall be an express third-party beneficiary of and may enforce Sections 11.6, 11.9 and this Section 11.8.

11.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

.

(a) This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.  All recording matters relating to the conveyance of each parcel of Owned Real Property will be conducted in conformity with the applicable requirements of local law governing the location of such parcel.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this Section 11.9 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.9 and shall not be deemed to confer rights on any third party.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.10 Neutral Construction

.  Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations.  This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

11.11 Cooperation

.  After Closing, each party shall cooperate with the other in the investigation, defense or prosecution of any third party Action which is pending or threatened against either party or its Affiliates with respect to the Business or the Purchased Assets, whether or not any party has notified the other of a claim for indemnity with respect to such matter.  Without limiting the generality of the foregoing, Buyer shall make available its Transferred Employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request.  Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket third party expenses incurred in connection with the performance of Buyer’s obligations under this Section 11.11.

11.12 Counterparts; Delivery by Facsimile/Email

.  This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.13 Interpretation

.  Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.  The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.  Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular.  Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that (a) the terms “Seller” or “Sellers” shall include and mean, as applicable, any and each applicable Seller or Sellers individually and not just Sellers collectively or as a group, and (b) the term “Station” or “Stations” shall include and mean, as applicable, any and each applicable Station or Stations individually and not just the Stations collectively or as a group, except where use of the phrase “Stations, taken as a whole” is otherwise used herein.  When used in this Agreement, unless the context clearly requires otherwise, (i) words such as “herein,” “hereof,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (ii) the term “including” shall not be limiting, (iii) the word “or” shall not be exclusive, (iv) the term “ordinary course” or “ordinary course of business” shall refer to the ordinary manner in which Seller operates the Business consistent with reasonable past practices, (v) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America, (vi) the term “Buyer Principal Liaisons” shall mean Dennis Thatcher, Nancie J. Smith or any of their respective successors, (vii) the phrase “Stations, taken as a whole” shall be deemed to refer to, collectively, all Stations (including the Business of each such Station), (viii)  the term “Person” shall mean any natural person or any corporation, limited liability company, partnership, joint venture, trust or other legal entity, and (ix) the term “Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

11.14 Certain Definitions

.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounts Payable” has the meaning set forth in Section 5.12(a).

“Accounts Receivable” has the meaning set forth in Section 5.12(a).

“Action” has the meaning set forth in Section 2.14.

“Affiliate” has the meaning set forth in  Section 11.13.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Obligations” has the meaning set forth in Section 1.3(a).

“Benefit Plans” has the meaning set forth in Section 2.11(c).

“Business” has the meaning set forth in the Recitals.

“Business Systems” has the meaning set forth in Section 2.10(d).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Agreements” has the meaning set forth in Section 3.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Claim” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 1.8.

“Closing Date” has the meaning set forth in Section 1.8(a).

“Closing Date Adjustments” has the meaning set forth in Section 1.6(e).

“Code” has the meaning set forth in Section 1.7.

“Collection Period” has the meaning set forth in Section 5.12(b).

“Collective Bargaining Agreement” has the meaning set forth in Section 2.11(b).

“Commitment Letter” has the meaning set forth in Section 5.18(a).

“Commitment Letters” has the meaning set forth in Section 3.6.

“Communication Laws” has the meaning set forth in Section 1.9(d).

“Complaint” has the meaning set forth in Section 4.2(c).

“Covered Matters” has the meaning set forth in Section 11.9.

“Cure Period” has the meaning set forth in Section 10.2.

“Damages” has the meaning set forth in Section 9.2(a).

“Debt” has the meaning set forth in Section 3.7.

“DMA” has the meaning set forth in Section 2.4(b).

“DOJ” has the meaning set forth in Section 1.9(e).

“Earnings” has the meaning set forth in Section 1.5.

“Effective Time” has the meaning set forth in Section 1.8(b).

“Employees” has the meaning set forth in Section 5.6(a).

“Environmental Law” has the meaning set forth in Section 2.9.

“ERISA” has the meaning set forth in Section 2.11(c).

“ERISA Affiliate” has the meaning set forth in Section 2.11(c).

“Escrow Agent” has the meaning set forth in Section 1.5.

“Escrow Agreement” has the meaning set forth in Section 1.5.

“Escrow Deposit” has the meaning set forth in Section 1.5.

“Escrow Deposit Fund” has the meaning set forth in Section 1.5.

“Excluded Assets” has the meaning set forth in Section 1.2.

“FCC” has the meaning set forth in the Recitals.

“FCC Application” has the meaning set forth in Section 1.9(a).

“FCC Consent” has the meaning set forth in Section 1.9(a).

“FCC Licensee” has the meaning set forth in the Recitals.

“FCC Licenses” has the meaning set forth in Section 1.1(a).

“Final Order” has the meaning set forth in Section 1.8(a).

“Final Report” has the meaning set forth in Section 5.12(e).

“Financial Statements” has the meaning set forth in Section 2.15.

“Financing” has the meaning set forth in Section 3.6.

“Fines” has the meaning set forth in Section 1.3(b).

“FTC” has the meaning set forth in Section 1.9(e).

“GAAP” has the meaning set forth in Section 1.6(a).

“Governmental Consents” has the meaning set forth in Section 1.9(f).

“Governmental Entity” has the meaning set forth in Section 1.9(g).

“Hazardous Material” has the meaning set forth in Section 2.9.

“HSR Act” has the meaning set forth in Section 1.9(e).

“HSR Clearance” has the meaning set forth in Section 1.9(e).

“Improvements” has the meaning set forth in Section 2.7(e).

“Independent Accountant” has the meaning set forth in Section 1.6(f).

“Intangible Property” has the meaning set forth in Section 1.1(e).

“Intellectual Property” has the meaning set forth in Section 1.1(e).

“Knowledge” has the meaning set forth in Section 2.4(a).

“Labor Unions” has the meaning set forth in Section 2.11(b).

“Leased Real Property” has the meaning set forth in Section 2.7(b).

“Liens” has the meaning set forth in Section 2.6(a).

“Marketing Period” has the meaning set forth in Section 4.2(c).

“Material Adverse Effect” has the meaning set forth in Section 7.7.

“Multi-Station Agreement has the meaning set forth in Section 1.10.

“MVPDs” has the meaning set forth in Section 2.4(b).

“NDA” has the meaning set forth in Section 5.1.

“Net Receivables” has the meaning set forth in Section 5.12(c).

“Nexstar” means Nexstar Broadcasting Group, a Delaware corporation.

“Nexstar Acquisition” means the transactions to be consummated pursuant to the Nexstar Agreement.

“Nexstar Agreement” means the Asset Purchase Agreement entered into as of the date of this Agreement by Seller and Nexstar.

“Nexstar Business” means the Business, as that term is defined in the Nexstar Agreement.

 “Nexstar Closing Date Adjustments” means Closing Date Adjustments, as that term is defined in the Nexstar Agreement.

“Nexstar Damages” means Damages, as that term is defined in the Nexstar Agreement.

“Nexstar Indemnified Parties” means the Buyer Indemnified Parties, as that term is defined in the Nexstar Agreement.

“Nexstar Stations” means the Stations, as that term is defined in the Nexstar Agreement.

“Nexstar Transaction” means the transactions contemplated by the Nexstar Agreement.

“Newport” has the meaning set forth in the Preamble.

“Newport License” has the meaning set forth in the Preamble.

“Other Seller Stations” has the meaning set forth in Section 1.1(e).

“Outside Date” has the meaning set forth in Section 10.1(d).

“Owned Real Property” has the meaning set forth in Section 1.1(c).

“Payment Date” has the meaning set forth in Section 1.6(e).

“Permits” has the meaning set forth in Section 2.13.

“Permitted Liens” has the meaning set forth in Section 2.6(a).

“Phase I Environment Assessment” has the meaning set forth in Section 5.11.

“Present Fair Salable Value” has the meaning set forth in Section 3.7.

“Primary FCC Licenses” has the meaning set forth in Section 1.9(a).

“Program Rights” has the meaning set forth in Section 1.6(d).

“Providence” has the meaning set forth in Section 9.2(d).

“Providence Guarantee” has the meaning set forth in Section 9.2(d).

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Contracts” has the meaning set forth in Section 1.1(d).

“Purchased Documents” has the meaning set forth in Section 1.1(g).

“Real Property” has the meaning set forth in Section 1.1(c).

“Real Property Leases” has the meaning set forth in Section 1.1(c).

“Renewal Application” has the meaning set forth in Section 1.9(d).

“Required Consents” has the meaning set forth in Section 5.5(a).

“Required Information” has the meaning set forth in Section 4.2(a)(i).

“Retained Obligations” has the meaning set forth in Section 1.3(b).

“Section 1.2(r) Contracts” has the meaning set forth in Section 1.2(r).

“Seller” has the meaning set forth in the Preamble.

“Seller Ancillary Agreements” has the meaning set forth in Section 2.1.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(e).

“Seller Marks” has the meaning set forth in Section 1.2(d).

“Source Code” has the meaning set forth in Section 5.17(a).

“Solvency” has the meaning set forth in Section 3.7.

“Solvent” has the meaning set forth in Section 3.7.

“Station(s)” has the meaning set forth in the Recitals.

“Surveys” has the meaning set forth in Section 5.10.

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“Tax Returns” has the meaning set forth in Section 2.5(a).

“Taxes” has the meaning set forth in Section 2.5(a).

“Title Commitments” has the meaning set forth in Section 5.10.

“Trade Agreement” has the meaning set forth in Section 1.6(c).

“Transfer Taxes” has the meaning set forth in Section 11.1.

“Transferred Employees” has the meaning set forth in Section 5.6(b).

“Unwind Agreement” has the meaning set forth in Section 1.8(a).

11.15 Bulk Transfer

.  Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws.

11.16 Mutual Non-Recourse

.

(a) No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Seller or any of its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

(b) No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Buyer or any of its Affiliates shall have any liability for any obligations or liabilities of Buyer under this Agreement or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

NEWPORT TELEVISION LLC

/s/ Sandy DiPasquale__________________
Name:                      Sandy DiPasquale
Title:                      President

NEWPORT TELEVISION LICENSE LLC

/s/ Sandy DiPasquale__________________
Name:                      Sandy DiPasquale
Title:                      President

MISSION BROADCASTING, INC.

/s/ Dennis Thatcher____________________
Name:                      Dennis Thatcher
Title:                      President and Treasurer

[Signature Page to Mission Asset Purchase Agreement]

Exhibit A

Stations

KASN and KLRT-TV, Little Rock-Pine Bluff, AR

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